EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LMF ACQUISITION OPPORTUNITIES, INC.,

LMF MERGER SUB, INC.,

and

SEASTAR MEDICAL, INC.,

dated as of

April 21, 2022

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS	3
Section 1.01	Definitions3
Section 1.02	Construction17
Section 1.03	Knowledge18
Section 1.04	Equitable Adjustments18
Article II THE MERGER	18
Section 2.01	The Merger18
Section 2.02	Effective Time19
Section 2.03	Effect of the Merger19
Section 2.04	Governing Documents19
Section 2.05	Directors and Officers19
Section 2.06	Further Assurances19
Section 2.07	Intended Tax Treatment19
Article III MERGER CONSIDERATION; CONVERSION OF SECURITIES	20
Section 3.01	Merger Consideration20
Section 3.02	Effect on Convertible Notes and Capital Stock20
Section 3.03	Exchange Procedures; Stockholder Deliverables22
Section 3.04	Lost Certificate23
Section 3.05	Company Dissenting Shares23
Section 3.06	Treatment of Company Warrants.23
Section 3.07	Treatment of Company Equity Awards and Company Restricted Share Units.24
Section 3.08	Withholding Rights25
Article IV CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION	25
Section 4.01	Closing25
Section 4.02	Closing Statement.25
Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY	26
Section 5.01	Corporate Organization of the Company26
Section 5.02	Subsidiaries26
Section 5.03	Due Authorization26
Section 5.04	No Conflict27
Section 5.05	Governmental Authorities; Consents27
Section 5.06	Current Capitalization28
Section 5.07	Financial Statements29
Section 5.08	Undisclosed Liabilities29
Section 5.09	Litigation and Proceedings30
Section 5.10	Compliance with Laws30
Section 5.11	Contracts; No Defaults31

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Section 5.12	Company Benefit Plans32
Section 5.13	Labor Matters34
Section 5.14	Taxes36
Section 5.15	Insurance38
Section 5.16	Permits38
Section 5.17	Machinery, Equipment and Other Tangible Property38
Section 5.18	Real Property39
Section 5.19	Intellectual Property, Information Technology and Data Matters39
Section 5.20	Environmental Matters42
Section 5.21	Absence of Changes42
Section 5.22	Brokers’ Fees42
Section 5.23	Healthcare Matters42
Section 5.24	Insurance Regulatory Matters.44
Section 5.25	Related Party Transactions44
Section 5.26	Registration Statement44
Section 5.27	Government Contracts44
Section 5.28	FDA Matters44
Article VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES	46
Section 6.01	Corporate Organization46
Section 6.02	Due Authorization46
Section 6.03	No Conflict47
Section 6.04	Litigation and Proceedings47
Section 6.05	Governmental Authorities; Consents47
Section 6.06	Financial Ability; Trust Account48
Section 6.07	Brokers’ Fees49
Section 6.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities49
Section 6.09	Business Activities50
Section 6.10	Tax Matters50
Section 6.11	Capitalization52
Section 6.12	Nasdaq Stock Market Listing53
Section 6.13	PIPE Investment53
Section 6.14	Sponsor Support Agreement54
Section 6.15	Related Party Transactions54
Section 6.16	Investment Company Act54
Section 6.17	Acquiror Stockholders54
Section 6.18	Contracts54
Section 6.19	No Alternative Transactions54
Article VII COVENANTS OF THE COMPANY	54
Section 7.01	Conduct of Business54
Section 7.02	Inspection57
Section 7.03	No Claim Against the Trust Account58
Section 7.04	Proxy Solicitation; Other Actions58
Section 7.05	Code Section 280G59
Section 7.06	FIRPTA Certificates59
Section 7.07	Company Stockholder Approval; Support Agreements60

- ii -

Article VIII COVENANTS OF ACQUIROR	60
Section 8.01	Indemnification and Insurance60
Section 8.02	Conduct of Acquiror During the Interim Period61
Section 8.03	PIPE Investment63
Section 8.04	Certain Transaction Agreements64
Section 8.05	Inspection64
Section 8.06	Section 16 Matters64
Section 8.07	Acquiror NASDAQ Listing64
Section 8.08	Acquiror Public Filings64
Section 8.09	Intentionally Omitted65
Section 8.10	LTIP; Employee Stock Purchase Program65
Section 8.11	Qualification as an Emerging Growth Company65
Article IX JOINT COVENANTS	65
Section 9.01	Support of Transaction65
Section 9.02	Registration Statement.66
Section 9.03	Acquiror Special Meeting67
Section 9.04	Exclusivity68
Section 9.05	Tax Matters69
Section 9.06	Confidentiality; Publicity70
Section 9.07	Cooperation; Further Assurances70
Article X CONDITIONS TO OBLIGATIONS	71
Section 10.01	Conditions to Obligations of All Parties71
Section 10.02	Additional Conditions to Obligations of Acquiror Parties72
Section 10.03	Additional Conditions to the Obligations of the Company73
Section 10.04	Frustration of Conditions74
Section 10.05	Sponsor Agreement74
Article XI TERMINATION/EFFECTIVENESS	74
Section 11.01	Termination74
Section 11.02	Effect of Termination76
Article XII MISCELLANEOUS	76
Section 12.01	Waiver76
Section 12.02	Notices76
Section 12.03	Assignment77
Section 12.04	Rights of Third Parties77
Section 12.05	Expenses77
Section 12.06	Governing Law78
Section 12.07	Captions; Counterparts78
Section 12.08	Schedules and Exhibits78
Section 12.09	Entire Agreement78
Section 12.10	Amendments78
Section 12.11	Severability78
Section 12.12	Jurisdiction; WAIVER OF TRIAL BY JURY79
Section 12.13	Enforcement79

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Section 12.14	Non-Recourse80
Section 12.15	Nonsurvival of Representations, Warranties and Covenants80
Section 12.16	Acknowledgements.80
Section 12.17	Legal Representation.81

EXHIBITS

Exhibit A - Form of Sponsor Support Agreement

Exhibit B -Form of Support Agreement

Exhibit C - Form of Acquiror Charter

Exhibit D - Form of Acquiror Bylaws

Exhibit E -Form of Amended and Restated Registration Rights Agreement

Exhibit F -Form of Director Nomination Agreement

Exhibit G -Form of Certificate of Merger

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 21, 2022, by and among LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”), LMF Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and SeaStar Medical, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger will qualify as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder;

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement, the other Transaction Agreements and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the Company Stockholders;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that the plan of merger set forth in this Agreement be adopted by the stockholders of Acquiror (the “Acquiror Board Recommendation”);

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor is entering into a Sponsor Support Agreement (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, as a material inducement to Acquiror Parties’ willingness to enter into this Agreement, certain of the Company Stockholders set forth on Schedule A-1 (the “Company Requisite Stockholders”) shall, within three (3) Business Days of the execution of this Agreement, execute and deliver support agreements (collectively, the “Support Agreements”) substantially in the form attached hereto as Exhibit B;

WHEREAS, as a condition to the consummation of the Transactions, Acquiror shall provide an opportunity to the stockholders of Acquiror to exercise their rights to participate in the Acquiror Stockholder Redemption in conjunction with, inter alia, obtaining approval from the stockholders of the Acquiror for the Transactions;

WHEREAS, on or prior to the date hereof, the Company issued convertible promissory notes to certain third-party investors (the “Bridge Note Holders”) pursuant to which the Bridge Note Holders agreed to lend to the Company up to an aggregate principal amount of $1,300,000.00, which such principal amount and interest is convertible into Company Common Shares immediately prior to the Closing of the Transactions (collectively, the “Bridge Notes”);

WHEREAS, within three (3) Business Days after the execution of this Agreement, the Company Requisite Stockholders will deliver to the Secretary of the Company an executed written consent pursuant to Section 251 of the DGCL and approving the adoption of this Agreement and the consummation of the Transactions, including the Closing, with respect to all Company Common Shares and Company Preferred Stock owned beneficially and of record by such Company Requisite Stockholders (the “Company Stockholder Approval”);

WHEREAS, at the Effective Time, Acquiror shall (i) subject to obtaining the approval of the Acquiror Stockholder Matters, amend and restate the Acquiror Certificate of Incorporation to be substantially in the form of Exhibit C attached hereto (the “Acquiror Charter”) and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit D attached hereto (the “Acquiror Bylaws”);

WHEREAS, pursuant to the Acquiror Organizational Documents, shares of Acquiror Class B Common Stock shall automatically convert into shares of Acquiror Class A Common Stock in connection with the Transactions and pursuant to the Acquiror Charter, subject to obtaining the approval of the Acquiror Stockholder Matters, shares of Acquiror Class A Common Stock and Class B Common Stock will be reclassified as common stock following the Effective Time;

WHEREAS, as a material inducement to Acquiror’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the effectiveness of this Agreement, and each effective as of the Closing, the Company Requisite Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E;

WHEREAS, on or prior to the Closing Date, Acquiror shall have obtained commitments from one or more investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements, which shall be reviewed and consented to by the Company in its reasonable discretion (each, a “Subscription Agreement”), with such private placement to be consummated prior to the consummation of the Transactions; and

WHEREAS, at the Closing, Acquiror and the Sponsor will enter into a Director Nomination Agreement substantially in the form of Exhibit F attached hereto, with such changes as the Company and the Acquiror may agree in their reasonable discretion (the “Director Nomination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01Definitions

. For purposes of this Agreement, the following capitalized terms have the following meanings:

“280G Approval” has the meaning specified in Section 7.05.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 28, 2021, as amended and in effect on the date hereof.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (i) prior to the filing of the Acquiror Charter pursuant to Section 2.04, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (ii) at and after the filing of the Acquiror Charter pursuant to Section 2.04, Acquiror’s common stock, par value $0.0001 per share.  For the avoidance of doubt, each share of Acquiror Class A Common Stock (including each share issued or issuable upon conversion of Acquiror Class B Common Stock) and each share of Acquiror Class B Common Stock shall be reclassified into such single class of common stock of Acquiror in connection with the filing of the Acquiror Charter pursuant to Section 2.04.

“Acquiror Cure Period” has the meaning specified in Section 11.01(d).

“Acquiror Employee Stock Purchase Program” has the meaning specified in Section 8.10.

“Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence (but specifically excluding any Excluded Events) that (i) has had, or would result in, a Material Adverse Effect, (ii) was not known to and was not reasonably foreseeable by Acquiror or the board of directors of Acquiror as of the date hereof (or the consequences of which were not reasonably foreseeable to the board of directors of Acquiror as of the date hereof), and (iii) that becomes known to Acquiror or the board of directors of Acquiror after the date of this Agreement but prior to obtaining the approval of the Acquiror Stockholder Matters.

“Acquiror LTIP” has the meaning specified in Section 8.10.

“Acquiror Option” has the meaning specified in Section 3.07(a).

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means Acquiror and Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror and Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 6.11(a)

“Acquiror Recommendation Change Notice” has the meaning specified in Section 9.03.

“Acquiror Restricted Stock Unit Award” has the meaning set forth in Section 3.07(b).

“Acquiror Share Value” means $10.00.

“Acquiror Specified Representations” has the meaning specified in Section 10.03(a)(i).

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Equity Value” means the sum of (i) the Closing Equity Value, plus (ii) the aggregate exercise price of (a) Company Warrants that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and (b) the Company Options that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Aggregate Fully Diluted Company Common Stock” means, without duplication, and in each case after giving effect to each of the Note Conversion and the Preferred Conversion, the sum of the aggregate number of Company Shares that are (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon a cash exercise of Company Warrants that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), (iii) issuable upon a cash exercise of Company Options that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), (iv) issuable upon the settlement of Company Restricted Stock Unit Awards (whether or not then vested or exercisable).

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Assumed Warrant” has the meaning set forth in Section 3.06(b).

“Available Closing Acquiror Cash” means an amount equal to, as of the Effective Time, the sum of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the PIPE Investment Amount, minus (iii) the Transaction Expenses; provided, however, that the Available Closing Acquiror Cash shall not be reduced by any Overage.

“Bridge Note Holders” has the meaning specified in the Recitals hereto.

“Bridge Notes” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Acquiror Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Certificate” has the meaning specified in Section 3.02(b)(i).

“Certificate of Merger” has the meaning specified in Section 2.02.

“Change in Recommendation” has the meaning specified in Section 9.03.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Equity Value” means an amount equal to, as of the Effective Time, (i) $85,000,000, minus (ii) any Company Indebtedness Amount, minus (iii) any Overage.

“Closing Merger Consideration” has the meaning specified in Section 3.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.12(a).

“Company Certificate of Incorporation” means the Certificate of Incorporation of Company, filed with the Secretary of State of the State of Delaware on July 27, 2020, as amended and in effect on the date hereof.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Dissenting Shares” means any Company Common Shares or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Merger.

“Company Employees” has the meaning specified in Section 5.12(a).

“Company Equity Plan” means SeaStar Medical, Inc. 2019 Stock Incentive Plan, as amended from time to time.

“Company Indebtedness Amount” means an amount equal to all Indebtedness of the Company outstanding or existing as of the Effective Time.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means options to purchase Company Common Shares granted by the Company pursuant to the Company Equity Plan or otherwise.

“Company Preferred Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares, the Company Series B Preferred Shares, and the Company Undesignated Preferred Shares.

“Company Product” has the meaning specified in Section 5.28(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Stockholders” has the meaning specified in the Recitals hereto.

“Company Restricted Stock Unit Award” means an award of restricted stock units based on Company Common Shares (whether to be settled in cash or shares), granted under the Company Equity Plan or any other agreement or plan.

“Company Series A-1 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series A-2 Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A-2 Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Series B Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Service Provider” means any employee, officer, director or individual independent contractor of the Company.

“Company Shares” means, collectively, the Company Series A-1 Preferred Shares, the Company Series A-2 Preferred Shares, the Company Series B Preferred Shares, and the Company Common Shares.

“Company Stockholder Approval” has the meaning specified in the Recitals hereto.

“Company Stockholders” means the holders of Company Shares.

“Company Transaction Expenses” means all (i) fees, costs and expenses payable by the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company (other than the transaction-related fees to the extent related to the agreement disclosed on Schedule 5.22), (b) all severance, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered (other than transaction-related bonuses to the extent related to the agreements disclosed on Schedule 1.01(a)), in whole or in part, by the Transactions and payable by the Company in connection with the consummation of the Transactions, (c) the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (b) (which shall include all such Taxes and other similar assessments that have been deferred under the CARES Act), in each case, whether paid or unpaid prior to the Closing and (d) “single trigger” or “double trigger” sale, success, stay, transaction, change in control, severance, termination or other compensatory payments or benefits payable to current or former Company Service Providers, and all obligations of the Company that would become due and owing under employment, severance or similar agreements or arrangements, in each case, in whole or in part in connection with the consummation of the transactions contemplated hereunder or at the discretion of the

Company, together with the employer portion of any payroll or similar Taxes related thereto, and determined assuming such amounts are payable as of the Closing.

“Company Transaction Expenses Amount” means an amount equal to all Company Transaction Expenses that have not been paid prior to the Effective Time, whether or not the Company has been billed for such expenses.

“Company Transaction Expenses Cap” means $800,000.

“Company Undesignated Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Undesignated Preferred Stock” pursuant to the Company Certificate of Incorporation.

“Company Waiving Party” has the meaning specified in Section 12.17(b).

“Company Warrant” means any warrant to purchase any Company Common Shares or Company Preferred Shares, as applicable.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any agreement, contract, license, lease, sublease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Convertible Notes” means collectively, (i) those certain convertible promissory notes listed on Schedule 5.06(b)(iv), and (ii) the Bridge Notes.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“D&O Tail” has the meaning specified in Section 8.01(b).

“Designated Firm” has the meaning specified in Section 12.17(a).

“Director Nomination Agreement” has the meaning specified in the Recitals hereto.

“Dispute” has the meaning specified in Section 12.17(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.02.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all Laws or Contracts relating to pollution or protection of the environment (including natural resources), human or worker health and safety, or the design, production, sale, distribution, labeling, marketing, handling, treatment, manufacture, use, storage, emission, disposal or release of, or exposure of any Person to, Hazardous Materials or products containing Hazardous Materials.

“ERISA” has the meaning specified in Section 5.12(a).

“ERISA Affiliate” has the meaning specified in Section 5.12(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Merger Consideration Amount by (ii) the Acquiror Share Value.

“Excluded Events” has the meaning specified in the definition of Material Adverse Effect.

“Excluded Share” has the meaning specified in Section 3.02(b)(v).

“FDA” has the meaning specified in Section 5.28(a).

“FDCA” has the meaning specified in Section 5.28(a).

“Financial Statements” has the meaning specified in Section 5.07(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, arbiter or arbitral body (public or private), regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any non-governmental regulatory authority or entity or quasi-governmental authority or entity of competent jurisdiction or any similar body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any contractors of a Governmental Authority, department or agency as authorized by Law (including any Healthcare Law), and acting pursuant to the terms and conditions of any such contract.

“Government Contract” means any Contract for the delivery of supplies or provision of services between the Company on one hand and any (i) Governmental Authority on the other hand or (ii) between the Company as a subcontractor at any tier on one hand and any other Person, including resellers and distributors on the other hand, in connection with any contract with a Governmental Authority.

“Government Official” means any (i) employee or official of (A) a Governmental Authority, (B) instrumentality of a Governmental Authority, including any state‑owned enterprise, government agency or government advisor or (C) public international organization, (ii) political party or party official, (iii) candidate for political office or (iv) any other Person acting in an official capacity on behalf of any of the foregoing.

“Government Program” means any “federal healthcare program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, TRICARE, the Medicare Advantage Program, Medicare Prescription Drug Benefit Programs, Maternal and Child Health Service Block Grant, Social Services Block Grant and

any other similar or successor federal, state or local healthcare payment programs with or sponsored, in whole or in part, by any Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” “infectious,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, silica, lead, mold, radiation, noise, odor, radon, medical waste, flammable or explosive substances, or pesticides.

“Healthcare Laws” means (a) all Laws applicable to the business of the Company relating to healthcare, including, without limitation: (i) Laws relating to the licensure, certification, qualification or authority to transact business in connection with the payment for, or arrangement of, healthcare benefits, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of healthcare services; (ii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); (iii) healthcare or insurance fraud or abuse Laws, including the following Laws: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), and the Exclusion Laws, 42 U.S.C. § 1320a 7; (iv) Laws relating to billings to insurance companies, health maintenance organizations and other managed care plans; (v) the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq.; (vi) any applicable state and federal controlled substance and drug diversion Laws, including, the Federal Controlled Substances Act, 21 U.S.C. § 801, et seq.; (vii) any state Law concerning the splitting of healthcare professional fees; (viii) Laws relating to informed consent, Healthcare Permits, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Government Programs, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of healthcare services; (ix) the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (x) the Deficit Reduction Act of 2005; (xi) HIPAA (as defined below); (xii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (xiii) the Travel Act, 18 U.S.C. § 1952; (xiv) any similar state and local Laws that address the subject matter of the foregoing and (b) any and all amendments or modifications made from time to time to the items referenced in subsection (a) above.

“Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, registrations, accreditations, consents, qualifications, and/or any other permit or permission which are material to or legally required for the operation of the business of the Company as currently conducted or in connection with the Company’s ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all Laws promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records.

“Indebtedness” means, with respect to any Person as of any time, without duplication, all obligations (including all obligations in respect of principal, interest, penalties, breakage costs, fees and premiums) of such Person for or in respect of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business); (iv) any lease obligations that are capitalized or are required to be capitalized in accordance with GAAP; (v) the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against; (vi) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made, whether periodically or upon the happening of a contingency; (vii) unfunded pension or retirement agreements, programs, policies, or other similar arrangements, including any employer portion of Taxes due in respect thereof; (viii) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer pursuant to Section 2302 of the CARES Act, (ix) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States); (x) dividends declared but not yet paid or other distributions payable; and (xi) any obligation of the type referred to in clauses (i) - (x) of this definition of any other Person, for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Information Statement” has the meaning specified in Section 7.07.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings; (e) rights in or to Software or other technology; (f) Internet domain names, social media accounts, social media handles or social media identifiers (collectively “Digital Identifiers”); and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Income Tax Treatment” has the meaning specified in Section 2.07.

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any and all of the following owned, leased, licensed or used by or for, or otherwise relied on by, the Company: information technology and computers systems, networks and infrastructure (including Software, databases, facilities and equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format.

“JOBS Act” has the meaning specified in Section 8.11.

“Law” means any statute, law (including common law), code, act, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” has the meaning specified in Section 5.18.

“Licensed Personnel” means any Person employed as an employee, agent, independent contractor or otherwise engaged by or otherwise providing licensed services for or on behalf of the Company that is required to hold a Healthcare Permit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“LMAO Designee” has the meaning specified in Section 12.17(b).

“Material Adverse Effect” means, with respect to the Company, any state of facts, change, event, effect or occurrence that, individually or in the aggregate with any other state of facts, change, event, effect or occurrence, has had or would reasonably be expected to have (a) a material adverse effect on the operations or financial condition of the Company or (b) a material adverse effect on the ability of the Company or the Company’s stockholders to consummate the Transactions; provided, that with respect to clause (a) of this definition, in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (v) the taking of any action expressly required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (v) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company to meet any projections, forecasts or budgets (provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), and (ix) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith ((i)-(ix), the “Excluded Events”); provided, that in the case of clauses (i), (ii), (iv), (vi), and (vii) such changes may be taken into account to the extent that such changes have had a disproportionate impact on the Company as compared to other competitors or comparable entities operating in the industries or markets in which the Company operates.

“Material Contracts” has the meaning specified in Section 5.11(a).

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal and state statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; (b) all applicable provisions of all regulations of all Governmental Authorities promulgated in connection with such program, in each case as the same may be amended, supplemented, or otherwise modified from time to time.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Common Stock determined by dividing (a) the Aggregate Equity Value by (b) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.07(a).

“Multiemployer Plan” has the meaning specified in Section 5.12(g).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Note Conversion” has the meaning specified in Section 3.02(a).

“Overage” means the difference, if any, of the Company Transaction Expenses Amount minus the Company Transaction Expenses Cap.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Party” has the meaning specified in the preamble hereto.

“Paying Agent” means Continental Stock Transfer & Trust Company.

“Paying Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Acquiror, the Company and the Paying Agent, in a form mutually agreeable to the Acquiror and the Company.

“Payor” means any and all Government Programs and all other healthcare service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“PEO” has the meaning specified in Section 5.12(a).

“Per Share Merger Consideration Amount” means the amount determined by dividing (i) the Aggregate Equity Value by (ii) Aggregate Fully Diluted Company Common Stock.

“Permits” has the meaning specified in Section 5.10.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens for labor, materials or supplies provided with respect to any Leased Real Property arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) restrictions, easements, covenants, conditions, rights of way and other similar matters of record affecting title to any Leased Real Property that that do not prohibit, materially interfere with or impair any of the Company’s use or occupancy of any such Leased Real Property in the operation of the business conducted thereon, (v) non-exclusive licenses of Owned Intellectual Property granted by the Company to customers in the ordinary course of business, and (vi) the Liens described on Schedule 5.17.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company in any of its privacy policies, notices or Contracts, all information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate amount raised in the PIPE Investment by Acquiror.

“PIPE Investors” has the meaning specified in Section 6.13.

“Policies” has the meaning specified in Section 5.15.

“Post-Closing Fully Diluted Share Amount” means, as of immediately following the Effective Time, the total number of issued and outstanding shares of Acquiror Common Stock, plus the total number of Assumed Acquiror Option Shares, plus the total number of Assumed Acquiror Warrant Shares, plus the total number of Assumed Acquiror RSU Shares.

“Pre-Closing Tax Period” means any taxable year or other taxable period that ends on or before the Closing Date and, with respect to any taxable period that does not end on the Closing Date, the portion of such period that ends on the Closing Date.

“Preferred Conversion” has the meaning specified in Section 3.02(a).

“Protected Seller Communications” has the meaning specified in Section 12.17(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” has the meaning specified in Section 9.02(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Reviewed Financials” has the meaning specified in Section 7.04.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Schedules” means the disclosure schedules of the Company.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 9.03.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means LMFAO Sponsor, LLC, a Florida limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(d).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Trade Controls” means all U.S. and applicable non-U.S. Laws relating to (i) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State and the United Nations; (ii) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S.

Customs and Border Protection and the United Nations; (iii) anti-boycott requirements; and (iv) the prevention of money laundering.

“Transaction Agreements” shall mean this Agreement, the Amended and Restated Registration Rights Agreement, the Director Nomination Agreement, the Subscription Agreements, the Convertible Notes, the Sponsor Support Agreement, the Support Agreements, the Letters of Transmittal, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means Acquiror Transaction Expenses plus Company Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS (Civilian Health and Medical Program of the Uniformed Services), and all Laws, rules, regulations, manuals, orders and administrative, reimbursement or other guidelines of all Governmental Entities promulgated in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Waived 280G Benefits” has the meaning specified in Section 7.05.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 25, 2021, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

Section 1.02Construction

.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (i.e., shall mean “and/or”), and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business, consistent with past custom and practice (including with respect to frequency, quantity and magnitude).

(c)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than the Business Day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case with delivery confirmation.

Section 1.03Knowledge

. As used herein, the phrase “to the knowledge” shall mean (a) with respect to the Company, the actual knowledge of Eric Schlorff, Caryl Baron, and H. David Humes, M.D., and (b) with respect to the Acquiror Parties, the actual knowledge of Bruce Rodgers and Richard Russell.

Section 1.04Equitable Adjustments

. If, between the date of this Agreement and the Closing, the outstanding Company Shares or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Acquiror Common Stock or rights to acquire Acquiror Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Shares or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the Company Stockholders or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, that this Section 1.04 shall not be construed to permit Acquiror, the Company, or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGER

Section 2.01The Merger

. At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly owned subsidiary of Acquiror.

Section 2.02Effective Time

. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit G attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “Effective Time”).

Section 2.03Effect of the Merger

. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.04Governing Documents

. At the Effective Time and subject to obtaining approval of the Acquiror Stockholder Matters, (a) the Acquiror Certificate of Incorporation shall be amended and restated to read the same as the Acquiror Charter attached hereto as Exhibit C and (b) the bylaws of Acquiror shall be amended and restated to read the same as the Acquiror Bylaws attached hereto as Exhibit D.  At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “SeaStar Medical, Inc.”

Section 2.05Directors and Officers

. The Parties shall take all actions necessary to ensure that immediately after the Effective Time: (a) the directors of Acquiror and the Surviving Corporation shall be comprised of the Persons whose names are set forth in the Registration Statement, which, unless subsequently determined by the applicable Party listed opposite the respectively identified designees, those individuals set forth on Schedule 2.05, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of each of Acquiror and the Surviving Corporation.

Section 2.06Further Assurances

. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation  with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors and officers of the Company and Merger Sub (or their designees) are fully authorized for, on behalf and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.07Intended Tax Treatment

. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”).

Article III
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.01Merger Consideration

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(a)The total consideration to be paid to Paying Agent, in trust and for the benefit of the Company Stockholders, in respect of the Merger shall consist of the Merger Consideration, less the aggregate number of shares of Acquiror Common Stock underlying Acquiror Options (such shares, the “Assumed Acquiror Option Shares”), less the aggregate number of shares of Acquiror Common Stock underlying Assumed Warrants (such shares, the “Assumed Acquiror Warrant Shares”), less the aggregate number of shares of Acquirer Common Stock underlying Acquiror Restricted Stock Unit Awards (such shares, the “Assumed Acquiror RSU Shares”) in each case as set forth herein (such aggregate consideration to be paid to the Company Stockholders, the “Closing Merger Consideration”).

(b)At the Effective Time, Acquiror shall deposit with the Paying Agent, or shall cause to be deposited with the Paying Agent, to be held in trust for the benefit of the Company Stockholders and for the purpose of exchanging certificates for Company Shares (collectively, the “Certificates”), if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, by evidence of book-entry shares, an aggregate number of shares of Acquiror Common Stock equal to the Closing Merger Consideration.  All shares of Acquiror Common Stock in book-entry form deposited with the Paying Agent shall hereinafter be referred to as the “Paying Agent Fund”. The Paying Agent Fund shall be subject to the terms of this Agreement and the Paying Agent Agreement. Subject to Section 3.02 and Section 3.07, at the Closing, Acquiror shall cause to be issued or paid from the Paying Agent Fund to each Company Stockholder that holds Company Common Shares immediately prior to the Effective Time (including holders of shares of Company Common Shares resulting from the Note Conversion and the Preferred Conversion but excluding, for the avoidance of doubt, holders of (i) Company Common Shares underlying any Company Options, Company Warrants and Company Restricted Stock Unit Awards (solely to the extent relating to Company Common Shares underlying any Company Options, Company Warrants and Company Restricted Stock Unit Awards), (ii) Excluded Shares or (iii) Company Dissenting Shares) who has delivered to the Paying Agent, at least three (3) Business Days prior to the Closing Date, a completed and duly executed Letter of Transmittal, along with all Certificates, book-entry shares representing the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder. Notwithstanding anything to the contrary in this Agreement, the Merger Consideration paid or payable in respect of the Company Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Shares, and from and after the Effective Time, no holder of Company Shares shall have any ownership right in the Company and there shall be no further restriction of transfers of Company Shares on the register of stockholders of the Surviving Corporation. In furtherance of the foregoing, the Parties hereby affirm, agree and acknowledge that under no circumstances shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding Company Shares, Company Warrants, Company Options and Company Restricted Stock Units exceed a number of shares of Acquiror Common Stock (including the Net Acquiror Warrant Shares and Net Acquiror Option Shares) equal to the Merger Consideration.

Section 3.02Effect on Convertible Notes and Capital Stock

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(a)Immediately prior to the Preferred Conversion, each Convertible Note that is issued and outstanding immediately prior to the Preferred Conversion shall automatically convert into a number of Company Common Shares in accordance with the terms of such Convertible Notes (the “Note Conversion”). All of the Convertible Notes converted into Company Common Shares shall thereafter be cancelled and terminated in their entirety, shall be of no further force or effect, and each holder of such

Convertible Notes shall thereafter cease to have any rights with respect to such securities. Immediately after the Note Conversion but immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any such share that is a Company Dissenting Share) shall automatically convert into a number of Company Common Shares in accordance with the Company Certificate of Incorporation (the “Preferred Conversion”). All of the shares of Company Preferred Stock and equity equivalents converted into Company Common Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock or equity equivalents shall thereafter cease to have any rights with respect to such securities.

(b)On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(i)Each Company Share issued and outstanding immediately following the Preferred Conversion (other than Excluded Shares and Company Dissenting Shares) will be cancelled and automatically deemed for all purposes to represent the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio.  Each share of Acquiror Common Stock issued in exchange for a Company Share that, as of immediately prior to the Effective Time, is subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the Effective Time.

(ii)From and after the Effective Time, the Company’s stockholders shall cease to have any other rights in and to the Company or the Surviving Corporation and each Certificate relating to the ownership of shares of Company Shares (other than Excluded Shares and Company Dissenting Shares) shall thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Shares shall be made thereafter.

(iii)Notwithstanding anything to the contrary contained herein, no fractional shares of Acquiror Common Stock shall be issued (whether in book-entry form or otherwise) by virtue of the Merger, and any such fractional share (after aggregating all shares of Acquiror Common Stock to be issued to such Company Stockholder) shall be rounded down to the nearest whole share.  For illustrative purposes only, if, pursuant to this Agreement, a Company Stockholder would be entitled to receive 11.7 shares of Acquiror Common Stock such Company Stockholder shall receive 11 shares of Acquiror Common Stock.

(iv)Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(v)Each Company Share held in the Company’s treasury or owned by Acquiror, Merger Sub or the Company immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and no consideration shall be paid or payable with respect thereto.

(vi)The effect of the Merger on Company Dissenting Shares, if any, is addressed in Section 3.05.

Section 3.03Exchange Procedures; Stockholder Deliverables

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(a)No fewer than 15 Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause the Paying Agent to mail or otherwise deliver, to each Company Stockholder entitled to receive a portion of the Closing Merger Consideration pursuant to Section 3.02(b), a letter of transmittal in a form mutually agreeable to the Acquiror and the Company and as reasonably required by the Paying Agent (the “Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article X, in the event that at least three (3) Business Days prior to the Closing Date, a Company Stockholder does not deliver to the Paying Agent a duly executed and completed Letter of Transmittal (along with all Certificates representing Company Shares, to the extent such Company Shares are certificated), such failure shall not alter, limit or delay the Closing; provided, that any such Company Stockholder shall not be entitled to receive its respective portion of the Closing Merger Consideration until such Person delivers a duly executed and completed Letter of Transmittal and its Certificates to the Paying Agent. Upon delivery of such duly executed Letter of Transmittal and its Certificates to the Paying Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the applicable portion of the Closing Merger Consideration in respect of his, her or its Company Shares referenced in such Letter of Transmittal. Until surrendered as contemplated by this Section 3.03, each Company Share (including (i) Company Common Shares issued pursuant to the Note Conversion and (ii) Company Preferred Stock and equity equivalents converted to Company Common Shares pursuant to the Preferred Conversion, but in each case, excluding any Excluded Shares and Company Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder to which such Company Stockholder is entitled pursuant to this Article III. No dividends or other distributions declared with respect to shares of Acquiror Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Letter of Transmittal and its Certificates to the Paying Agent. After the delivery of such materials, a Company Stockholder shall be entitled to receive such Company Stockholder’s share of any such dividend(s) or other distribution(s), without any interest thereon, which had become payable in respect of shares of Acquiror Common Stock issuable to such Company Stockholder.

(b)No interest will be paid or accrued on the Merger Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each Company Share (excluding any Excluded Shares or Company Dissenting Shares) shall solely represent the right to receive a portion of the Closing Merger Consideration to which such shares of Company Stock is entitled to receive pursuant to Section 3.02(a).

(c)Any portion of the Paying Agent Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Acquiror or as otherwise instructed by Acquiror, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Closing Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Acquiror for the issuance of the applicable portion of the Closing Merger Consideration, without any interest thereon. None of Acquiror, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Closing Merger Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04Lost Certificate

. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the provision by such Person of a customary indemnity against any claim that may be made against the Company or Acquiror with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable portion of the Closing Merger Consideration in respect of such Company Common Shares held by such Company Stockholder deliverable in respect of any Company Shares outstanding immediately prior to the Effective Time evidenced thereby (including Company Common Shares resulting from the Note Conversion and Preferred Conversion but excluding any Company Dissenting Shares) as determined in accordance with this Article III and subject to the other deliveries required by Section 3.01 and Section 3.02.

Section 3.05Company Dissenting Shares

. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Closing Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Closing Merger Consideration as if such share never had been a Company Dissenting Share, and the Paying Agent shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 3.01, Section 3.02, and this Section 3.05, its applicable portion of the Closing Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and Acquiror shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall, or shall cause its Affiliates to, enforce any contractual waivers that the Company Stockholders have granted regarding appraisal rights that would apply to the Merger.

Section 3.06Treatment of Company Warrants.

(a)Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that would automatically be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the Merger, without any election or action by the Company or the holder thereof, shall automatically be exercised or exchanged in full for the applicable Company Shares in accordance with its terms immediately prior to the Effective Time, without any action on the part of the Company or the holder thereof, and each Company Share issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 3.02(a) (and without duplication) shall be canceled and converted into the right to receive the applicable portion of the Closing Merger Consideration in respect of such Company Shares held by such Company Stockholder.

(b)Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time and that is not automatically exercised in full (pursuant to Section 3.06(a)) shall be converted into a warrant to purchase Acquiror Common Stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, an “Assumed Warrant”), except that (i), such Assumed Warrant shall entitle the holder thereof to purchase such whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of Company Common Shares (as calculated on as converted to Company Common Share basis) subject to such Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) such Assumed Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (1) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (2) the Exchange Ratio.

Section 3.07Treatment of Company Equity Awards and Company Restricted Share Units.

(a)As of the Effective Time, each Company Option that is then outstanding shall be assumed and converted into an option to purchase a number of shares of Acquiror Common Stock on the terms and conditions in this Section 3.07(a) (each, an “Acquiror Option”).  Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto by reason of this Section 3.07(a)). As of the Effective Time, each such Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of Company Common Shares subject to such Company Option multiplied by (ii) the Exchange Ratio, at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient of (x) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(b) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code and Treasury Regulation Section 1.424-1, consistent with the requirements of Section 424 of the Code, including that such conversion will not constitute a “modification” of such Company Options for purposes of Sections 409A or Section 424 of the Code.

(b)As of the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time shall be converted into the right to receive restricted stock units based on shares of Acquiror Common Stock (each, an “Acquiror Restricted Stock Unit Award”) with the same terms and conditions as were applicable to such Company Restricted Stock Unit Award immediately prior to the Effective Time (including with respect to vesting and termination-related provisions, subject to the last sentence of this Section 3.07(b)), except that such Acquiror Restricted Stock Unit Award shall relate to such number of shares of Acquiror Common Stock as is equal to the product of (i) the number of shares of Company Common Shares subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. For purposes of any Company Restricted Stock Unit Awards with a liquidity vesting condition, the Company shall be permitted to treat the occurrence of the Effective Time as an initial public offering under the terms of any such award for purposes of the vesting of such award.

(c)The Company shall use its reasonable best efforts to take all necessary actions to effect the treatment of the Company Options and Company Restricted Stock Unit Awards pursuant to Section 3.07(a) and Section 3.07(b) in accordance with the Company Equity Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror, unless such exercise satisfies an exemption from the registration requirements of the Securities Act. The Company board of directors shall amend, to the extent it deems necessary, the Company Equity Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company equity awards (including, but not limited to, any Company Options or Company Restricted Stock Unit Awards) will be granted under the Company Equity Plan. Notwithstanding the foregoing, from and after the Effective Time, each Acquiror Option and Acquiror Restricted Stock Unit Award that is issued in exchange for a Company Option or Company Restricted Stock Unit Award, respectively, that immediately prior to the Effective Time was subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the Effective Time.

Section 3.08Withholding Rights

. Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Acquiror and Merger Sub shall provide the Company written notice of any amount that it intends to withhold in connection with any payment under this Agreement (other than any deduction or withholding in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes at least five (5) Business Days prior to make any such withholding.

Article IV
CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01Closing

. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.pdf)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are actually satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02Closing Statement.

(a)No fewer than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a statement (the “Closing Date Capitalization Statement”), signed by the Chief Executive Officer of the Company, which sets forth the (i) (1) name of each Company Stockholder of record on the books and records of the Company, (2) number and type of shares of Company Common Shares (after giving effect to the Note Conversion and Preferred Conversion) owned by each such Company Stockholder, and (3) the allocation of the Closing Merger Consideration payable to each Company Stockholder; (ii) on a holder-by-holder and warrant-by-warrant basis, each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of Acquiror Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant; (iii) on a holder-by-holder and award-by-award basis, each Assumed Option that will be outstanding as of the Closing, and, with respect to such Assumed Option, the number of shares of Acquiror Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option; and (iv) on a holder-by-holder and award-by-award basis, each Acquiror Restricted Stock Unit Award that will be outstanding as of the Closing, and, with respect to such Acquiror Restricted Stock Unit Award, the number of shares of Acquiror Common Stock issuable upon settlement of such Acquiror Restricted Stock Unit Award. The Company shall consider in good faith Acquiror’s comments to the Closing Date Capitalization Statement, which comments Acquiror shall deliver to the Company no fewer than two (2) Business Days prior to the Closing Date, and revise the Closing Date Capitalization Statement to incorporate any changes the Company, acting in good faith, determines are appropriate. In connection with preparation and delivery of the Closing Date Capitalization Statement, the Company shall provide all reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions and any additional documentation or information as may reasonably be requested by Acquiror. The Company shall deliver to the Paying Agent and Acquiror the Closing Date Capitalization Statement as finalized pursuant to this Section 4.02(a) at least one Business Day prior to the Closing Date. Acquiror and the Paying Agent shall be entitled to rely absolutely, and shall have no liability to any Company Stockholder or any other Person for relying on or paying the Closing Merger Consideration in accordance with, such Closing Date Capitalization Statement.

(b)No fewer than five (5) Business Days prior to the Closing Date, the Company shall provide to Acquiror (i) an estimated unaudited balance sheet of the Company as of 12:01 a.m. (Eastern time) on the Closing Date and (ii) a written statement setting forth the Company’s good faith estimates of (1) the Company Transaction Expenses Amount, and, if any, the Overage, and (2) the Company Indebtedness Amount, if any, in each case as of 12:01 a.m. (Eastern time) on the Closing Date.

(c)No fewer than five (5) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written statement setting forth a list of all Acquiror Transaction Expenses.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.01Corporate Organization of the Company

. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Company Certificate of Incorporation certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of its Company Certificate of Incorporation or bylaws.

Section 5.02Subsidiaries

. The Company has no Subsidiaries. Without limiting the generality of the foregoing, the Company does not control, own or possess, directly or indirectly, or have any interest or participation (direct or indirect) in, any other Person.

Section 5.03Due Authorization

. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this

Agreement and such Transaction Agreements and the consummation of the Transactions have been duly authorized by the board of directors of the Company, and, other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Merger, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Merger, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of equity securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.

Section 5.04No Conflict

. Except as set forth on Schedule 5.04 and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of incorporation, bylaws or other organizational documents of the Company, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law or Data Security Requirement, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in the case of the clauses (b), (c) or (f), for such violations, conflicts, breaches, defaults or failures to act that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05Governmental Authorities; Consents

4.1. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions, except for (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (c) as otherwise disclosed on Schedule 5.05.

Section 5.06Current Capitalization

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(a)As of the date hereof, the authorized capital stock of the Company consists of 7,643,554 shares of capital stock, including (i) 1,601,060 shares of Company Series A-1 Preferred Shares, of which 1,576,154 shares are issued and outstanding as of the date hereof, (ii) 900,495 shares of Company Series A-2 Preferred Shares, of which 577,791 shares are issued and outstanding as of the date hereof, (iii) 700,000 shares of Company Series B Preferred Shares, of which 633,697 shares are issued and outstanding as of the date hereof, (iv) 10,000 shares of Company Undesignated Preferred Shares, none of which are issued and outstanding as of the date hereof and (v) 4,431,999 shares of common stock, none of which are issued and outstanding as of the date hereof (the “Company Common Shares”). Schedule 5.06(a) accurately sets forth, as of the date hereof, the name of the holder of each such Company Share and the number and class of shares held by such holder.  The outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b)Schedule 5.06(b)(i) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Option: (1) the name of the holder of such Company Option; (2) the number and type of Company Common Shares subject to such Company Option; (3) the per share exercise price of such Company Option; (4) the date on which such Company Option was granted; (5) the vesting schedule of such Company Option; (6) whether any such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code; and (7) whether and under which equity plan such Company Option was granted. Schedule 5.06(b)(ii) accurately sets forth, as of the date hereof, the following information with respect to each outstanding and unexercised Company Warrant: (1) the name of the holder of such Company Warrant; (2) the number and type of Company Shares subject to such Company Warrant; (3) the per share exercise price of such Company Warrant; (4) the date on which such Company Warrant was granted, and (5) the vesting schedule of such Company Warrant.  Schedule 5.06(b)(iii) accurately sets forth, as of the date hereof, the following information with respect to each outstanding Company Restricted Stock Unit Award: (1) the name of the holder of such Company Restricted Stock Unit Award; (2) the number and type of Company Shares issuable upon settlement of such Company Restricted Stock Unit Award; (3) the date on which such Company Restricted Stock Unit Award was granted and the expiration date of such Company Restricted Stock Unit Award, if any; (4) the vesting schedule of such Company Restricted Stock Unit Award; and (5) if applicable, the extent to which such Company Restricted Stock Unit Award is vested.  Schedule 5.06(b)(iv) accurately sets forth, as of the date hereof, the following information with respect to each outstanding Convertible Note: (1) the name of the holder of such Convertible Note; (2) the principal amount and interest rate of such Convertible Note; and (3) the type of Company Shares issuable upon conversion of such Convertible Note.

(c)As of the date hereof, except as disclosed on Schedule 5.06(b), there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock or equity appreciation rights, profit participation rights, phantom stock or equity ownership interests or other equity, equity-based or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(d)(i) Each Company Option has an exercise price that has been determined pursuant to a valuation consistent with applicable Laws to be at least equal to the fair market value of the underlying Company Common Share as of the date of grant of such Company Option; (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed; and (iii) all Company Options have been issued in compliance with the Company Equity Plan (if granted thereunder) and all applicable Laws and properly accounted for in all respects in accordance with GAAP.

Section 5.07Financial Statements

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(a)Attached as Schedule 5.07 hereto are true, correct, accurate and complete copies of the audited balance sheets of the Company as at December 31, 2021 and December 31, 2020, respectively, and the related audited statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (collectively, the “Financial Statements”).

(b)The Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects and were derived from, and accurately reflect in all material respects, the books and records of the Company.

(c)The books of account and other financial records of the Company have been kept accurately in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. There has been no change in the accounting methods or practices of the Company since December 31, 2020. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since January 1, 2020, except as disclosed on Schedule 5.07(c), neither the Company nor any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that the Company or any of its officers, directors or employees has engaged in questionable accounting or auditing practices.

(d)Schedule 5.07(d) sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 5.08Undisclosed Liabilities

. As of the date of this Agreement, the Company has no liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2021 in the ordinary course of business and consistent with the past practice of the Company, (c) arising under this Agreement and/or the performance by the

Company of its obligations hereunder, including transaction expenses, (d) disclosed in the Schedules, or (e) that would not reasonably be expected to be material to the Company.

Section 5.09Litigation and Proceedings

. Since January 1, 2019 there has been no, pending or, to the knowledge of the Company, threatened Action by, against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. There is no, and since January 1, 2019 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company. The Company is not a party to a settlement, conciliation or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company.

Section 5.10Compliance with Laws

.

(a)Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company, the Company is, and since January 1, 2019 has been, in compliance with all applicable Laws and Governmental Orders. The Company holds, and since January 1, 2019 has held, all licenses, approvals, clearances, concessions, exemptions, qualifications, accreditations, consents, registrations, franchises, certificates and permits, including but not limited to Healthcare Permits (“Permits”) necessary for the lawful conduct of the business of the Company, except where the failure to so hold would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company. From January 1, 2019, to the knowledge of the Company, the Company has not received any written notice of any material violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the Company is currently threatened against the Company (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business). No material investigation or review by any Governmental Authority with respect to the Company is pending or, to the knowledge of the Company, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2019, other than those the outcome of which would not be reasonably likely, individually or in the aggregate, to result in material liability to the Company.

(b)Neither the Company nor any of its respective representatives, has in violation of Anti-Corruption Laws offered, provided, promised, or authorized the provision of any contribution, gift, entertainment, expense relating to political activity, or any other money, property, or thing of value, directly or indirectly, to any Government Official to influence official action or to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer.

(c)Neither the Company nor any of its representatives, is currently, or has been in the past five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (iv) otherwise in violation of Trade Controls or Anti-Corruption Laws. In the past five years, the Company has not received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 5.11Contracts; No Defaults

.

(a)Schedule 5.11(a) contains a true and complete listing of all Contracts (other than purchase orders) described in clauses (i) through (xvii) of this Section 5.11(a) to which, as of the date of this Agreement, the Company is a party (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company of more than $100,000 or (y) to the Company of more than $250,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company since January 1, 2020 (other than in the ordinary course of business), in each case, involving payments in excess of $250,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii)Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $25,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the Company;

(v)Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $250,000, individually or in the aggregate;

(vi)Each Contract expressly prohibiting or restricting in any respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company);

(vii)Each license or other agreement with respect to any item of Intellectual Property (excluding non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business, and licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” with annual aggregate fees of less than $100,000);

(viii)Each employee collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(ix)Each sales commission or brokerage Contract that involves annual payments in excess of $100,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(x)Each Government Contract pursuant to which the Company generated gross revenue during the 12-month period ended December 31, 2021 in excess of $250,000;

(xi)Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer or director of the Company;

(xii)Each Contract that includes any Affiliate of the Company (as a counterparty);

(xiii)Each Contract that is a currency or interest hedging arrangement;

(xiv)Each Contract with any Person (A) pursuant to which the Company (or Acquiror or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Intellectual Property;

(xv)Each Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual compensation is in excess of $200,000, or (B) providing for any change of control payment; and

(xvi)Any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 5.11(a).

(b)Except for any Contract that has terminated or, to the extent such Contract terminates upon the expiration of the stated term thereof, prior to the Closing Date and except as would not, individually or in the aggregate, result in a material liability to the Company, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.11(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not result in, individually or in the aggregate, a material liability to the Company, (w) neither the Company, nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) the Company has not received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company.

Section 5.12Company Benefit Plans

.

(a)Schedule 5.12(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” as defined in Section 3(37) of ERISA) in effect now or at any time within the last 6 years, and any other stock purchase, stock option or other equity or equity based, termination, severance, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, welfare benefit, employee loan and all other benefit or compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, (i) which is or was contributed to, required to be contributed to, sponsored by, maintained by or made available by the Company for the benefit of any current or former employee, officer, director, owner, or consultant of the Company (the “Company Employees”), or (ii) under or with respect to which the Company has or could reasonably be expected to have any current or contingent liability or obligation, or (iii) is made available to a Company Employee in connection with an agreement between the Company and a professional employee organization or other leasing organization (a “PEO”) (any such plan sponsored or maintained by the PEO is a “PEO Plan”).  With respect to any PEO Plan, the representations set forth in this Section 5.12 are made to the Company’s knowledge.

(b)With respect to each Company Benefit Plan that has not been terminated as of the date hereof, the Company has delivered or made available to Acquiror true and correct copies of (i) each Company Benefit Plan document (and any amendments thereto) and any trust agreement, insurance policy or contract, stop-loss agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description (and any summaries of material modifications), if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such Company Benefit Plan (if applicable), (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan, (v) the coverage and nondiscrimination testing results (if applicable) for the three most recently completed plan years, (vi) all communications with any Governmental Authority within the current plan year and three (3) most recently completed plan years.  Notwithstanding the foregoing, for any PEO Plan, the Company has delivered or made available to Acquiror items (ii) and (v) only.

(c)Each Company Benefit Plan is and has been established, funded, maintained and administered, in form and operation, in material compliance with its terms and all applicable Laws, including ERISA and the Code. There are no audits, investigations or Actions (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan.

(d)Each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified (or was so qualified at the time of its termination) and (A) has received a current favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and upon which the Company may rely, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e)To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any ERISA Affiliate to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, including under Code Sections 4980B, 4980D, 4980H, 6721 and 6722.

(f)Except as set forth on Schedule 5.12(f), none of the Company or any ERISA Affiliate (as defined below) has incurred any current or potential material liability in respect of, or is obligated to provide any, post-employment, post-retirement or post-ownership health, medical or life insurance benefits for any current, former or retired employee, officer, director, owner or service provider of the Company or any ERISA Affiliate, except as required to avoid an excise tax under Code Section 4980B and for which the covered individual pays the full premium cost.

(g)None of the Company or any ERISA Affiliate sponsored, maintained, participated in or was required to contribute to, at any point during the six-year period prior to the date hereof, and the Company has no material current or contingent liability or obligation under or with respect to, any: (i) multiemployer pension plan (as defined in Section 3(37) of ERISA or Code Section 4001(a)(3)) (a “Multiemployer Plan”), (ii) a defined benefit pension plan that is subject to Section 302 or Title IV of ERISA or Code Section 412 or Code Section 4971; (iii) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) multiple employer plan subject to Code Section 413(c). For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that is, or at any relevant time prior to the date hereof was, considered under common control and treated as one employer under Code Sections 414(b), (c), (m) or (o) or Section 4001 of ERISA.

(h)Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger could, directly or indirectly (whether alone or in connection with any subsequent event(s)) (i) result in any compensation or benefit (including the forgiveness of any indebtedness) becoming due to any current or former Company Service Provider, (ii) result in the acceleration, vesting or creation of any rights of any current or former Company Service Provider to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan or otherwise, or (iii) result in severance pay or any increase in severance pay upon any termination of employment or engagement.

(i)No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee or Company Service Provider could, alone or in combination with any other amount or benefit, constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)) as a result of, either alone or together with any other event, the consummation of the transactions contemplated by this Agreement.

(j)The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant (and as of any later modification thereof) within the meaning of Section 409A of the Code and as determined in a manner consistent with Section 409A of the Code. The Company has no current or contingent obligation to indemnify, gross up or otherwise reimburse or make whole any Company Employee for any penalty, interest and/or Tax incurred by such Company Employee, including pursuant to Code Sections 409A or 4999.

(k)No Company Benefit Plan is and the Company does not currently have, nor has the Company had, any obligation to maintain, sponsor, establish, participate in or contribute to any Company Benefit Plan (or similar arrangement) that is subject to any Law, custom or rule of any jurisdiction outside of the United States.

Section 5.13Labor Matters

.

(a)The Company is not a party to or bound by any collective bargaining agreement or other Contract or arrangement with any labor union, works council, or other labor organization. None of the Company Employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Company. To the knowledge of the Company there are, and since January 1, 2021 there have been, no pending or threatened activities or proceedings to organize any of the Company Employees. No labor union, works council, or other labor organization, or group of employees of the Company, has made a demand for recognition, and there are no representation proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b)The Company (i) is, and since January 1, 2019 has been, in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, management-labor relations, health and safety, employee classification, non-discrimination, wages and hours, overtime payments, records retention, leave, paid time off, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability accommodation, rights or benefits, equal opportunity, employee trainings and notices, COVID-19, equal employment opportunity, affirmative action and unemployment insurance, plant closures and layoffs (including the federal WARN Act and similar state laws), affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and independent contractors, workers’ compensation, withholding, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received notice of any unfair labor practice charge or Action against it before the National Labor Relations Board or any other Governmental Authority, and (iii) since January 1, 2016, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, handbilling, slowdowns or work stoppages.

(c)Except as set forth on Schedule 5.13(c), the Company has no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to any current or former employees or independent contractors under applicable Law, Contract or policy; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Except as would not result in material liability for the Company, each individual who is providing or since January 1, 2019 has provided services to the Company and is or was classified and treated as an (y) independent contractor, consultant, leased employee, or other non-employee service provider, or (z) exempt employees, in each case, is and has been properly classified and treated as such for all applicable purposes.

(d)No Person is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) to the Company or (ii) with respect to any Person who is a current employee or independent contractor of the Company, to any third party with respect to such Person's right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(e)The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan, or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates or benefits to workers.

(f)The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy allegations of which they are aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company, that, if known to the public, would bring the Company into material disrepute.

(g)To the Knowledge of the Company, no employee of the Company with an annualized compensation at or above the level of $150,000, currently intends to terminate his or her employment prior to the one year anniversary of the Closing.

(h)All employees of the Company are authorized and have legally required documentation to work in jurisdictions in which they are working. Schedule 5.13(h) sets forth an accurate and complete list of all employees who are not U.S. citizens or permanent residents.

(i)Except as set forth in Schedule 5.13(i) there are no outstanding, pending or, to the Company’s knowledge, threatened Actions, causes of action, complaints, grievances, demands, or orders against the Company (or its respective directors, officers, agents, or employees) claiming that the Company has violated any Laws related to employment before any Governmental Authority, including but not limited to, the National Labor Relations Board, the Department of Labor, and the Equal Employment Opportunity Commission regarding any current or former employees.

(j)The Company has not received any written assertion of any claim of any violation of any applicable Law or contractual obligation to any employee, former employee, or independent contractor or consultant during the period from January 1, 2019 through the date of this Agreement.

Section 5.14Taxes

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(a)All income and other material Tax Returns required by Law to be filed by the Company have been timely filed with the appropriate taxing authorities (taking into account any applicable valid extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects and accurately reflect all liability for Taxes of the Company for the periods covered thereby. All income and other material amounts of Taxes due and owing by the Company have been timely paid.

(b)The Company has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c)The Company is not engaged (and within the last five years has not been engaged) in any audit, examination, investigation, administrative proceeding or judicial proceeding with respect to Taxes. The Company has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction which claim has not since been withdrawn or otherwise resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company and no written request for any such waiver or extension is currently pending. To the knowledge of the Company, there are no unresolved questions or claims concerning the Company’s Tax liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)The Company (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income Tax-deferral treatment under Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(e)The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (i) made for a Pre-Closing Tax Period or (ii) required to be made for a period commencing after the Closing Date as a result of the Company’s use of an improper method of accounting in a Pre-Closing Tax Period; (B) any written agreement with a Governmental Authority (including a “closing agreement” as described in Section 7121 of the Code, or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) deferred revenue or prepaid amount received on or prior to the Closing; (E) inclusion under Section 951(a) or 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in the case of each of clauses (1), (2) and (3), with the amount existing on or prior to the Closing Date being determined as if the relevant taxable years ended on the Closing Date; or (F) otherwise as a result of a transaction or an accounting method that accelerated an item of deduction that economically accrues after the Closing Date into periods ending on or before the Closing Date (excluding bonus or allowable accelerated methods of depreciation) or a transaction or an accounting method that deferred an item of income that economically accrues on or before the Closing Date into periods beginning after the Closing Date. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(g)At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h)There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(i)The Company has not been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. The Company has no liability for the Taxes of any Person (other than the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes), or (iv) otherwise by operation of Law.

(j)The Company is not a party to, or bound by, and has no obligation to any Governmental Authority or other Person (other than the Company) under any Tax allocation, Tax sharing, Tax assumption or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(k)The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(l)Except as set forth on Schedule 5.14(l), the Company has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Code

Section 172, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(m)The Company has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(n)The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.15Insurance

. As of the date of this Agreement, except as would not be material, individually or in the aggregate, to the Company: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies, and (c) except as set forth on Schedule 5.15, there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.  Schedule 5.15 sets forth a list of all such Policies as of the date hereof.

Section 5.16Permits

. As of the date of this Agreement, each of the Company has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. The Company has obtained all of the material Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company as currently conducted. The operation of the business of the Company as currently conducted is not in material violation of, nor is the Company in material default or material violation under, any material Permit. The Company has not received any written notice nor has any knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Permit.

Section 5.17Machinery, Equipment and Other Tangible Property

. The Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Company, free and clear of any and all Liens (except for Permitted Liens), except as would not be material, individually or in the aggregate, to the Company. All such items of tangible personal property that are material to the operation of the business of the Company are in reasonably good condition and in a state of reasonably good maintenance and repair and are suitable for the purposes used. The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the continued conduct of the business of the Company as of the date hereof in the ordinary course of business.

Section 5.18Real Property

.

(a)The Company owns no real property. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b)Schedule 5.18(b) contains a true, correct and complete list, as of the date of this Agreement, of all Leases including, the date and name of the parties to each such Lease document and the address of each applicable Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of all Contracts (including all modifications, amendments, extensions, supplements, renewals, rent commencement notices, guarantees, waivers, side letters and other agreements with respect thereto) pursuant to which the Company uses, holds or occupies (or have been granted an option to use, hold or occupy) any Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the Acquiror, (iii) the Company has not received or given any written notice of material default or breach under any of the Leases and, to the knowledge of the Company, the Company has not received oral notice of any default or breach that has not been cured; and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or, to the Company’s knowledge, the other party thereto.

(c)The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has no collaterally assigned or granted any other security interest in any Lease or any interest therein which is still in effect. The Company is not in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned for 2021 at any of the Leased Real Properties.

(d)Each Lease, except as would not, individually or in the aggregate, be material to the Company, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under such Lease to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions, upon the consummation of the Transactions, will entitle the Surviving Corporation or Acquiror to the exclusive use (subject to the terms of the respective Leases in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Leases for the purpose specified in the Leases.

(e)As of the date of this Agreement, the Leased Real Property identified in Schedule 5.18(b) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

Section 5.19Intellectual Property, Information Technology and Data Matters

.

(a)Schedule 5.19(a) sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (i) granted Patents and pending applications for Patents, (ii) registered Marks, pending applications for registration of Marks and material unregistered Marks, (iii) registered Copyrights and pending applications for Copyright registration, and (iv) internet domain names and social media accounts (collectively, the “Registered Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. Each item of Registered Intellectual Property is subsisting, and to the Company’s knowledge, valid, and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect.

(b)Except as set forth on Schedule 5.19(b), the Company (i) solely and exclusively owns all Owned Intellectual Property and (ii) has the right, pursuant to a valid written license, sublicense, agreement or permission, to all other Intellectual Property used in or necessary for the conduct and operation of the business of the Company (collectively, “Licensed Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. Immediately after the Closing, all Company Intellectual Property will be owned or available for use by the Surviving Corporation on the same terms and conditions under which the Company owned or used such Intellectual Property as of the Closing, without the payment of any additional amounts or consideration. The Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property used in the conduct and operation of the businesses of the Company.

(c) To the Company’s knowledge, the conduct and operation of the business of the Company does not infringe, misappropriate, or otherwise violate, and in the past six-years has not infringed, misappropriated, or otherwise violated, any Intellectual Property rights or proprietary rights of any third party, and no Action is pending or has been asserted or, to the knowledge of the Company, threatened (i) that the conduct or operation of the business of the Company or that the use or exploitation by the Company of any Owned Intellectual Property infringes the Intellectual Property rights or proprietary rights of any third party, or (ii) challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 5.19(c), to the Company’s knowledge, no Person is infringing, misappropriating, or otherwise violating, or has since January 1, 2019 infringed, misappropriated, or otherwise violated, any Owned Intellectual Property, and no Action is pending or has been asserted or threatened by the Company against any Person relating to any of the foregoing or challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property.

(d)The Company has taken commercially reasonable security measures to protect the confidentiality and value of all trade secrets and other material confidential information included in the Owned Intellectual Property. No present or former employee, officer, director, agent, independent contractor or joint venturer of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property. The Company’s current and former directors, managers, officers, employees, independent contractors and agents who have contributed to or participated in the discovery, creation or development of any Intellectual Property within the scope of their employment or engagement with the Company have entered into a valid and enforceable written Contract providing for (i) the assignment (via a present grant of assignment) to the Company of any and all of such Person’s right, title, and interest in such Intellectual Property, (ii) the non-disclosure by such Person of all confidential information of the Company, and (iii) the contractual obligation to execute any and all documentation reasonably necessary to implement the obligations of (i) and (ii). To the Company’s knowledge, no Person has breached in any material respect any such agreement.

(e)Except as set forth on Schedule 5.19(e), no funds or facilities or other resources of any Governmental Authority were used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or resources that does not result (or could not reasonably result) in such Governmental Authority, or employee or staff member thereof, obtaining any rights in any Owned Intellectual Property.

(f)No source code constituting Owned Intellectual Property has been (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both), will result in a requirement that any such source code be) delivered, released, licensed, or made available or otherwise disclosed by the Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of the Company subject to written agreements appropriately restricting the disclosure and use of such source code, and no Person other than the Company is in possession of, or has been granted any license or other right to, any such source code.

(g)No Open Source Software is or has been included, incorporated or embedded in, or linked to, combined, made available or distributed with, any Software included in the Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any Software included in the Owned Intellectual Property; (ii) license any Software included in the Owned Intellectual Property for making modifications or derivative works of, or reverse-engineering, any such Software; (iii) create any obligation for the Company to grant, or purport to grant, to any Person any rights or immunities under any Owned Intellectual Property (including any patent non-asserts or patent licenses), or (iv) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or exploit any Owned Intellectual Property. The Company is in compliance in all material respects with the terms and conditions of all licenses for Open Source Software used in the business of the Company.

(h)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in: (i) the loss or impairment of the Surviving Corporation’s right to own or use any of the Company Intellectual Property; or (ii) the requirement of any payment of any additional consideration for the Surviving Corporation’s right to own or use any of the Company Intellectual Property.

(i)The Company uses commercially reasonable efforts to maintain and protect the confidentiality, integrity, and security of the IT Systems and to prevent any unauthorized use, access, interruption, or modification of the IT Systems. The IT Systems are (i) sufficient for the immediate and currently anticipated future needs of the Company, and (ii) in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company as currently conducted. The Company maintains commercially reasonable back-up, disaster recovery and business continuity plans and procedures, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing.

(j)Since January 1, 2019, the Company has not been subject to any, or received any written notices of any or provided any notice to any Person in connection with any, (i) breaches of security (including theft, exfiltration, and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person), phishing incidents, ransomware or malware attacks, or other security incidents affecting (A) the IT Systems, or (B) any data or other information about or from an individual, including any Personal Information, stored or maintained by the Company (or any third party on its or their behalf), or (ii) failures, breakdowns, continued substandard performance, or other adverse events affecting any IT Systems that have caused any material disruption of or interruption in or to the use of the IT Systems.

(k)The Company is and has been in compliance in all material respects with all of the following to the extent relating to confidential or sensitive information or Personal Information (including the collection, processing, use, security, transfer, or disposition thereof), or otherwise relating to privacy, security, or security breach notification requirements and applicable to the business of the Company: (i) all applicable Laws; (ii) the Company’s internal and external privacy policies; (iii) all applicable industry standards; and (iv) applicable provisions of all Contracts relating to the foregoing (collectively, “Data Security Requirements”). The Company has not received any notice of any claims of or investigations or inquiries related to, or been charged with, the violation of any Data Security Requirements.

Section 5.20Environmental Matters

.

(a)The Company is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes and has included obtaining and complying in all material respects with all Permits required under applicable Environmental Laws;

(b)the Company holds all material Permits required under applicable Environmental Laws to permit the Company to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted; and

(c)there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Other than Section 5.04, Section 5.05, Section 5.08, Section 5.09, and Section 5.16, this Section 5.20 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.21Absence of Changes

. Since December 31, 2020:

(a)No Material Adverse Effect has occurred;

(b)except (i) as set forth on Schedule 5.21(b), (ii) for any actions taken in response to COVID-19 Measures, and (iii) in connection with the Transactions, through and including the date of this Agreement, the Company has carried on its businesses and operated its properties in all material respects in the ordinary course of business; and

(c)except (i) as set forth on Schedule 5.21(c), (ii) for any actions taken in response to COVID-19 Measures and (iii) in connection with the Transactions, the Company has not taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 7.01.

Section 5.22Brokers’ Fees

. Except fees described on Schedule 5.22 (including the amounts owed with respect thereto), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates.

Section 5.23Healthcare Matters

. Without limiting the generality of Section 5.10 or Section 5.19:

(a)Since January 1, 2019, the Company is, and at all times has been, in compliance in all material respects with all applicable Healthcare Laws.

(b)There are no, and since January 1, 2019, there have not been any Actions pending or, to the knowledge of the Company, threatened against the Company alleging a violation of Healthcare Law.

(c)Neither the Company nor any of its directors, managing employees or executive officers, is currently, or has ever been suspended, excluded or debarred from any Government Program or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from any Government Program or any other debarment, exclusion or sanction list or database, in each case that remains unresolved as of the date of this Agreement.

(d)Since January 1, 2019, to the Company’s knowledge, the Company has not made an untrue statement of fact or fraudulent statement to any Governmental Authority, failed to disclose a fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would be in violation of any Healthcare Law. The Company does not bill nor is the Company reimbursed by any Payor.

(e)The Company (i) is not a party to a corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) does not have any reporting obligation pursuant to any settlement agreement entered into with any governmental entity, (iii) is not the subject of any Government Program investigation conducted by any federal or state enforcement agency, (iv) is not a defendant in any qui tam/False Claims Act litigation, and (v) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or personal or telephone contact by or from any federal or state enforcement agency, in each case other than routine contacts and notifications not relating to an investigation or an actual or potential violation of Law, in each case (i) though (v) which remains unresolved.

(f)Since January 1, 2019, (i) the Company has been in compliance in all material respects with HIPAA and has had privacy and security policies, notices, procedures and safeguards that materially comply with HIPAA; (ii) the Company has not received written notice of, and there is no Action at law or in equity or, inquiry or investigation pending or threatened with respect to any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) by the Company or its “workforce” (as defined in 45 C.F.R. § 160.103); (iii) no Breach by the Company or its “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” or “PHI” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company or any business associate of the Company; and (iv) the Company has undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the business of the Company required by HIPAA and have implemented appropriate corrective action to address all material vulnerabilities in their HIPAA safeguards and controls identified through such necessary assessments. The Company has entered into written, signed, and HIPAA-compliant business associate agreements with each Person who is a “covered entity” or “business associate” (each as defined in 45 C.F.R. § 160.103) of the Company. The Company does not undertake the de-identification of “protected health information” or “PHI” as defined under HIPAA. To the extent that the Company aggregates the PHI of its clients, the Company has obtained all rights necessary to aggregate such PHI, except as would not be material to the Company.

(g)All products or services marketed by or on behalf of the Company that are subject to the jurisdiction of Healthcare Laws are marketed in compliance in all material respects, with all applicable Healthcare Laws.

(h)None of the Company’s employees nor any independent contractor of the Company is a Licensed Personnel.

Section 5.24Insurance Regulatory Matters.

(a)The Company is, and at all times since January 1, 2019, has been, in compliance with all applicable insurance Laws, except for such non-compliance which would not reasonably be expected to result in a Material Adverse Effect.

(b)Without limiting the generality of Section 5.24(a), there is no Action, or proceeding pending or, to the knowledge of the Company, threatened in writing against the Company alleging a violation of insurance Laws that would result in suspension or revocation of any Permit.

Section 5.25Related Party Transactions

. Except for the Contracts set forth on Schedule 5.25, there are no Contracts between the Company, on the one hand, and any Affiliate, officer or director of the Company or, to the Company’s knowledge, any Affiliate of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Benefit Plans.

Section 5.26Registration Statement

. None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.27Government Contracts

. The Company is not a party to any Government Contract. All material representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority or any other Person in connection with any Government Contract, since January 1, 2021 are and have always been current, accurate and complete in all respects as of their respective effective dates and the Company has provided any reasonably required updates to such representations, certifications and statements, except as would not, individually or in the aggregate, result in a Material Adverse Effect. There are no outstanding material claims or disputes with the Company arising under or relating to any Government Contract.

Section 5.28FDA Matters

. Without limiting the generality of Section 5.10 or Section 5.23:

(a)The Company is, and since January 1, 2019 at all times has been, in compliance in all material respects with the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and applicable regulations, as amended (collectively, the “FDCA”), including the rules and regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and comparable Laws in any non-U.S. jurisdiction.

(b)As to each product subject to the FDCA or similar Law in any non-U.S. jurisdiction that is developed, manufactured, manufactured for, tested, distributed, and/or marketed by the Company (a “Company Product”), each such Company Product is being, and since January 1, 2019 has been, developed, manufactured, manufactured for, labeled, tested, distributed, and/or marketed in material compliance with all applicable requirements under the FDCA and similar laws, including those relating to investigational use, approval, or premarket clearance to market any Company Product, current good manufacturing practices, labeling, and Quality System Regulation, as defined in 21 C.F.R. Parts 4, 211, and 820 (as applicable), advertising, promotion, continuing medical education, recordkeeping, training, medical device reporting, adverse event reporting, and filing of other reports and security.

(c)The Company has not received any communication from FDA or any other Governmental Authority (i) contesting the investigational use of, premarket clearance or approval of, the uses of, or the labeling and promotion of any Company Product, or (ii) otherwise alleging any violation of the FDCA or any similar Law as applicable to any Company Product.

(d)No Company Product (i) is currently under consideration by the Company for recall, withdrawal, suspension, seizure, or discontinuance, or (ii) has been recalled, subjected to a product advisory notice, withdrawn, suspended, seized, or discontinued (other than for commercial or other business reasons) by the Company, whether voluntarily or otherwise.

(e)The Company has not received any communication that the FDA or any similar Governmental Authority (i) intends to withhold or materially condition its approval or clearance of any Company Product; (ii) has commenced, or has threatened to initiate, any action to withdraw its approval or clearance of any Company Product; (iii) has requested the recall, withdrawal, suspension, seizure, or discontinuance of any Company Product; (iv) has commenced, or has threatened to initiate, any action to enjoin the manufacture, sale, or distribution of any Company Product or the operations of the Company; or (v) has commenced, or has threatened to initiate, any criminal action or proceeding against the Company or any of its respective officers, employees, or agents.

(f)As to each medical device (as that term is defined under the FDCA) for which a premarket approval application, premarket notification, investigational device exemption, or similar state or foreign regulatory application has been submitted, approved, or cleared for sale and distribution in the United States, the Company is in material compliance with 21 U.S.C. §§ 360, 360c, 360d, 360e, 360e-1, 360g, 360h, 360i and 360j and 21 C.F.R. Parts 803, 807, 812, 814, 820, 821, and 822, respectively, as applicable to the Company’s medical devices.

(g)No medical device or component of a medical device that is material to the Company’s ability to carry out its business or operations as currently conducted is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) in violation of 21 U.S.C. §§ 360 or 360e (or similar Law).

(h)The Company has not made an untrue, materially misleading, or fraudulent statement of material fact to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or required to be made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud – Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500, or any similar policies.

(i)To the knowledge of the Company, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, or proceeding against or affecting the current business or operations of the Company and relating to or arising under the FDCA, the Social Security Act of 1935, 42 U.S.C. ch. 7, as amended, or any regulations of the Office of the Inspector General of the Department of Health and Human Services.

(j)No officer or director of the Company, and to the knowledge of the Company, no Company employee, has ever been convicted of any felony under any Law for conduct relating to the development, testing, or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.

(k)To the knowledge of the Company, none of the FDA, Drug Enforcement Administration, or other Governmental Authority has issued any Warning Letter, Untitled Letter, Notice of Violation, enforcement proceeding, or other correspondence stating or indicating that the Company has violated any Laws in any material respect.

Article VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (‘Litigation and Proceedings’); Section 6.06 (‘Financial Ability; Trust Account’); Section 6.10 (‘Tax Matters’); and Section 6.11 (‘Capitalization’)), each Acquiror Party represents and warrants to the Company as follows, in each case as of the date hereof and as of the Closing Date:

Section 6.01Corporate Organization

. Each of Acquiror and Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Other than Merger Sub, Acquiror has no Subsidiaries.  Merger Sub has no Subsidiaries. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or consummate the Transactions.

Section 6.02Due Authorization

.

(a)Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the Acquiror Stockholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions, including the Closing (the “Acquiror Stockholder Approval”).

(c)At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transaction are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions, subject to a Change in Recommendation as set forth in Section 9.03.

Section 6.03No Conflict

. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable.

Section 6.04Litigation and Proceedings

. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable.

Section 6.05Governmental Authorities; Consents

. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror

Party with respect to the execution or delivery of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the Securities Laws and Nasdaq.

Section 6.06Financial Ability; Trust Account

.

(a)As of the date hereof, there is at least $105,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 25, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated January 27, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since January 25, 2021, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) to the Acquiror’s Knowledge, entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.07Brokers’ Fees

. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 6.08SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities

.

(a)Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 25, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)Acquiror has established and maintained a system of internal controls. To the knowledge of Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)Except as set forth in the SEC Reports, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(e)To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09Business Activities

.

(a)Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions.

(b)Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the period ended December 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the period ended December 31, 2021 in the ordinary course of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.10Tax Matters

.

(a)All income and other material Tax Returns required by Law to be filed by the Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and owing by the Acquiror have been timely paid.

(b)Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c) Acquiror has not engaged in any audit, examination, investigation, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened. No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by that jurisdiction which claim has not since been withdrawn or otherwise resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror and no written request for any such waiver or extension is currently pending.

(d) Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income Tax-deferral treatment under Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).

(e)Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)The Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) deferred revenue or prepaid amount received on or prior to the Closing. The Acquiror will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(g)There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.

(h)Acquiror does not have liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(i)Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax Assumption or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(j)The Acquiror has not filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Code Section 172, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(k)The Acquiror has (i) properly complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law), (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought (nor has any Affiliate that would be aggregated with the Acquiror and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or any other provision of the CARES Act.

(l)Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)Neither the execution and delivery of this Agreement by the Acquiror nor the consummation of the Merger could, directly or indirectly (whether alone or in connection with any subsequent event(s)) (i) result in any compensation or benefit (including the forgiveness of any indebtedness) becoming due to any current or former employee, officer, director or individual independent contractor of the Acquiror (each an “Acquiror Service Provider”), (ii) result in the acceleration, vesting or creation of any rights of any current or former Acquiror Service Provider to payments or benefits or increases in any payments or benefits (including any loan forgiveness), or (iii) result in severance pay or any increase in severance pay upon any termination of employment or engagement. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Acquiror Service Provider could, alone or in combination with any other amount or benefit, constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)) as a result of, either alone or together with any other event, the consummation of the transactions contemplated by this Agreement.  The Acquiror has no current or contingent obligation to indemnify, gross up or otherwise reimburse or make whole any Person for any penalty, interest and/or Tax incurred by such Person, including pursuant to Code Section 4999.

Section 6.11Capitalization

.

(a)The authorized capital stock of Acquiror consists of 121,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 10,453,500 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 2,587,500 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor. As of the date hereof, Acquiror has issued 16,088,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and the Acquiror Class B Common Stock, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)To the knowledge of the Acquiror, and except as set forth in the SEC Reports, as of the date hereof no Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Acquiror representing 9.9% or more of the combined voting power of the issued and outstanding securities of Acquiror.

Section 6.12Nasdaq Stock Market Listing

. The issued and outstanding units of the Acquiror are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LMAOU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LMAO”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LMAOW”. Acquiror is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on Nasdaq. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act. Except as set forth on Schedule 6.12, Acquiror has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the Nasdaq or SEC.

Section 6.13PIPE Investment

.

To the extent Acquiror enters into Subscription Agreements for purposes of the PIPE Investment, as of the Closing Date, Acquiror shall have delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors shall have committed to provide equity financing to Acquiror. To the extent applicable, as of the Closing Date and to the knowledge of Acquiror at such time, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by any PIPE Investor or Acquiror. To the extent applicable, each Subscription Agreement is, as of the Closing Date, a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror on such date, each PIPE Investor thereto, and as of the Closing Date, neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. To the extent applicable, there are, as of the Closing Date, no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could reasonably be expected to affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the Closing Date, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror. To the extent applicable, as of the Closing Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the Closing Date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. Any such Subscription Agreements will contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, and no fees, consideration or other discounts are payable or will have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.14Sponsor Support Agreement

.

Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and as of the date hereof no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Support Agreement.

Section 6.15Related Party Transactions

.

Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.

Section 6.16Investment Company Act

.	Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.17Acquiror Stockholders

.

No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing.

Section 6.18Contracts

.

Except for those Contracts filed (or incorporated by reference) as exhibits to the SEC Reports, and except for the documents to be executed by Acquiror in connection with the PIPE Investment or the other Transactions, neither the Acquiror nor Merger Sub is a party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Acquiror’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 6.19No Alternative Transactions

.

As of the date hereof, neither the Acquiror nor Merger Sub is engaged in negotiations or discussions with respect to any Alternate Transactions, and all negotiations and discussions relating to potential Alternative Transactions have been terminated.

Article VII
COVENANTS OF THE COMPANY

Section 7.01Conduct of Business

. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as contemplated by this Agreement, set forth on Schedule 7.01 or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use its commercially reasonable efforts to operate its business only in the ordinary course of business consistent with past practice; provided that, any action taken, or omitted to be taken, that relates to, or arises out of, any COVID-19 shall be deemed to be in the ordinary course of business, so long as such actions or omissions (1) are reasonably designed and necessary to protect the health or welfare of the Company’s employees, directors, officers or agents and (2) comply with paragraph (ii) of this Section 7.01, and in each case, the Company promptly notifies Acquiror of such actions and reasonably takes into account the reasonable requests of Acquiror in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19) and (ii) use its commercially reasonable efforts to continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Notwithstanding anything to the contrary contained herein, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as otherwise contemplated by this Agreement or any Transaction Agreements, as required by applicable Law, as set forth on Schedule 7.01 or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), not to do any of the following:

(a)change or amend the Company Certificate of Incorporation, bylaws or other organizational documents of the Company, except as otherwise required by Law, except for any amendment to the Certificate of Incorporation in order to facilitate the closing of the Merger;

(b)make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(c)enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms or any modification or amendment that is not adverse to the Company) any Contract of a type required to be listed on Schedule 5.11(a), or any lease, sublease or license related to the Leased Real Property, other than entry into such agreements in the ordinary course of business;

(d)(i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of the Company or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of the Company;

(e)sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of the Company (other than Owned Intellectual Property), other than the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or no longer be material to the business of the Company, in each such case, in the ordinary course of business;

(f)(i) cancel or compromise any claim or Indebtedness owed to the Company, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $200,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company any confidentiality or similar Contract to which the Company is a party;

(g)transfer, sell, assign, license, sublicense, encumber, impair, abandon, permit to lapse or expire, dedicate to the public, cancel, subject to any Lien, fail to diligently maintain, or otherwise dispose of any right, title or interest in any Owned Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business;

(h)disclose any confidential information or trade secrets (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or source code to any Person;

(i)except as otherwise required by Law or the terms of any existing Company Benefit Plans set forth on Schedule 5.13(a) as in effect on the date hereof, (i) increase the compensation or benefits of any Company Employee except for increases made in the ordinary course of business consistent with past practice , (ii) make any grant of any severance, retention or termination payment to any Person with an annual base salary of more than $100,000, (iii) hire additional officers or terminate existing officers, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee or individual with an annual base salary or annual compensation of less than $100,000, (v) accelerate or commit to accelerate the funding, payment or vesting of any benefit or compensation to any current or former employee, director, officer or other service provider, or (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(j)directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or any substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(k)make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business, consistent with past practice, to employees or officers of the Company for expenses not to exceed $10,000 individually or $50,000 in the aggregate, (B) prepayments and deposits paid to suppliers of the Company in the ordinary course of business and (C) trade credit extended to customers of the Company in the ordinary course of business;

(l)redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company;

(m)adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company;

(n)make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(o)shorten or lengthen the customary payment cycles for any of its payables or receivables or otherwise engage in unusual efforts to accelerate the collection of accounts receivable or unusually delay the payment of accounts payable or participate in activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the products offered by the Company before the Closing;

(p)adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Transactions);

(q)make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, file any material Tax Return prepared in a manner that is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, enter into any Tax sharing, Tax allocation, Tax assumption or Tax indemnification agreement , fail to pay any material Taxes when due (including estimated Taxes), or take any actions with respect to Taxes (including deductions or credits) pursuant to the CARES Act;

(r)directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness;

(s)make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business;

(t)fail to maintain in full force and effect material insurance policies covering the Company and its properties, assets and businesses in a form and amount consistent with past practices;

(u)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(v)enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company (excluding ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company);

(w)enter into any agreement that restricts the ability of the Company to (i) engage or compete in any line of business, or (ii) enter into any new line of business;

(x)terminate, amend, fail to review or preserve or otherwise fail to maintain in full force and effect any material Permit, except for amendments contemplated in the ordinary course of business;

(y)make individual commitments for capital expenditures or construction of fixed assets in excess of $200,000; or

(z)enter into any agreement, or otherwise become obligated, to do or take any action prohibited under this Section 7.01.

Section 7.02Inspection

. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books,

Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall use its commercially reasonable efforts to furnish Acquiror and such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case, as Acquiror or its Representatives may reasonably request solely for the purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03No Claim Against the Trust Account

. The Company acknowledges that it has read Acquiror’s final prospectus, dated January 27, 2021 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by July 25, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, Trustee and Acquiror or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04Proxy Solicitation; Other Actions

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(a)The Company shall use commercially reasonable efforts to provide Acquiror, as promptly as reasonably practicable after the date hereof but no later than May 15, 2022, reviewed financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, stockholder’s equity and cash flows, of the Company as at and for the three (3) months ended March 31, 2022, prepared in accordance with GAAP and Regulation S-X (the “Reviewed Financials”), and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of comprehensive (loss) income, stockholder’s equity and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Registration Statement. The Company shall be available, and the Company shall use reasonable best efforts to make their officers, managers, representatives and employees available to, in each case, during normal business hours and upon reasonable advanced notice, to Acquiror and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)From and after the date on which the proxy statement contained in the Registration Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company, or of any development regarding the Company, in any such case which is or becomes known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; and, provided further, that no information received by Acquiror pursuant to this Section 7.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 7.05Code Section 280G

. Prior to the Closing Date, if required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G with respect to any payment or benefit in connection with any of the transactions contemplated by this Agreement, the Company shall (a) solicit and use reasonable best efforts to obtain from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Code Section 280G(c) and any regulations promulgated thereunder) who would otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Code Section 280G(b)(2)(A) and any regulations promulgated thereunder) as a result of or in connection with the consummation of the transactions contemplated hereby, a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Code Section 280G and any regulations promulgated thereunder) and (b) submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Code Section 280G(b)(5)(B)(ii) and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Notwithstanding the foregoing, in no event shall this Section 7.05 be construed to require the Company to compel any Person to waive any existing rights under any contract that such Person has with the Company or its Affiliates and in no event shall the Company be deemed to be in breach of this Section 7.05 if any such Person refuses to waive such rights. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of the calculations, waivers and approval materials to Acquiror for its review and comment prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any reasonable comments provided by Acquiror in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Code Section 280G(b)(5)(B) as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Acquiror evidence reasonably acceptable to Acquiror that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.05 and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided. Notwithstanding the foregoing, with respect to any Acquiror Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Acquiror and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date), Acquiror shall provide a copy of such Acquiror Arrangement to the Company at least ten (10) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for purposes of Code Section 280G) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Code Section 280G, and the Company shall incorporate such Acquiror Arrangements into its calculations and 280G shareholder approval process described above.

Section 7.06FIRPTA Certificates

. At the Closing, the Company shall deliver, or cause to be delivered, to Acquiror (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) stating that it is not, and has not been during the period specified in Code Section 897(c)(1)(A)(ii), a United

States real property holding corporation, in each case, in a form and substance reasonably acceptable to Acquiror and (b) an IRS Form W-9 duly executed by the Company.

Section 7.07Company Stockholder Approval; Support Agreements

. As promptly as reasonably practicable, and in any event, with three (3)  Business Days of the execution of this Agreement, the Company shall deliver to Acquiror evidence of the Company Stockholder Approval and the Support Agreements executed by the Company Requisite Stockholders.  The Support Agreements and the Company Stockholder Approval will acknowledge that the adoption and approvals are irrevocable and result in the waiver of any right of the Company Requisite Stockholders to demand appraisal in connection with the Merger pursuant to the DGCL.  To the extent required by the DGCL, the Company shall promptly (and, in any event, within 15 Business Days of the date of the Company Stockholder Approval) deliver to any Company Stockholder who has not executed the Company Stockholder Approval (a) a notice of the taking of the actions described in the Company Stockholder Approval in accordance with Section 228 of the DGCL, and (b) the notice in accordance with Section 262 of the DGCL.  Promptly after the delivery of the Company Stockholder Approval to Acquiror, the Company shall prepare (with the cooperation of Acquiror) and mail to each Company Stockholder an information statement regarding the transactions contemplated by this Agreement, which shall be in a form reasonably acceptable to Acquiror (as it may be amended or supplemented from time to time, the “Information Statement”). The Information Statement shall constitute an information statement for the Company’s solicitation of consent of the Company Stockholders (other than the Company Requisite Stockholders) with respect to the adoption of this Agreement and the approval of the Merger and shall include (a) a statement to the effect that the Company’s board of directors had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger; and (b) such other information as Acquiror and the Company reasonably agree is required or advisable under applicable Law to be included therein. None of the information supplied or to be supplied by Acquiror or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Article VIII
COVENANTS OF ACQUIROR

Section 8.01Indemnification and Insurance

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(a)From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or its Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of six (6) years the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)For a period of six years from the Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an annual premium for such insurance in excess of 400% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof.

(c)Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02Conduct of Acquiror During the Interim Period

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(a)During the Interim Period, except as set forth on Schedule 8.02 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub, other than as strictly necessary to facilitate the closing of the Merger in accordance with the terms and conditions of this Agreement;

(ii)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii)make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, file any material Tax Return prepared in a manner that is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, enter into any Tax sharing, Tax allocation, Tax assumption or Tax indemnification agreement, fail to pay any material Taxes when due (including estimated Taxes), or take any actions with respect to Taxes (including deductions or credits) pursuant to the CARES Act;

(iv)enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties or Acquiror Merger Sub;

(vi)waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability in excess of $250,000 individually or $1,500,000 in the aggregate;

(vii)incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; provided, however, and notwithstanding the foregoing, Acquiror shall be permitted to incur Indebtedness of $1,035,000 (without seeking or obtaining prior consent of the Company) if Sponsor elects to loan such amount to Acquiror in connection with an extension to the deadline for the Acquiror to, pursuant to the Acquiror Certificate of Incorporation, consummate an initial business combination; provided further, that any such loan, if made, (A) shall be evidenced by a non-interest bearing promissory note repayable at Closing and (B) shall be made in accordance with, and pursuant to, the terms and conditions of the Acquiror’s Letter Agreement, dated January 25, 2021, the Acquiror Certificate of Incorporation and the Trust Agreement;

(viii)(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix)agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 8.02(a).

(b)During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.03PIPE Investment

. Following the date hereof, Acquiror shall use commercially reasonable efforts to obtain commitments from certain investors as to the PIPE Investment and shall apprise the Company as to the status of the PIPE Investment during such process.  Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned), neither Acquiror or Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements in a manner adverse to Acquiror, Merger Sub or the Company. Acquiror shall use reasonable efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and shall use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the expected closing date of the PIPE Investment; (iv) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (v) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of the Acquiror under the Subscription Agreements to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing and after Acquiror enters into one or more Subscription Agreements, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be likely to give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror has a reasonable basis to expect that it will not receive all or any portion of the PIPE Investment Amount on the terms, in manner or from the PIPE Investors as contemplated by the Subscription Agreements. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock or Acquiror Warrants as and when required under any such Subscription Agreements.

Section 8.04Certain Transaction Agreements

. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned), neither Acquiror or Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Agreement. Acquiror shall take, or cause to be taken, all reasonable actions and use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement; and (B) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05Inspection

. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.06Section 16 Matters

. Prior to the Effective Time, Acquiror shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.07Acquiror NASDAQ Listing

. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, the Nasdaq.

Section 8.08Acquiror Public Filings

. From the date hereof through the Closing, Acquiror shall use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.09Intentionally Omitted

.

Section 8.10LTIP; Employee Stock Purchase Program

.  From the date hereof, the Company shall use commercially reasonable efforts to prepare a long-term incentive plan which shall initially reserve shares of Acquiror Common Stock equal to ten percent (10%) of the Post-Closing Fully-Diluted Share Amount (the “Acquiror LTIP”) and an employee stock purchase program which shall initially reserve shares of Acquiror Common Stock equal to three percent (3%) of the Post-Closing Fully Diluted Share Amount (the “Acquiror Employee Stock Purchase Program”) on the terms set forth in that certain term sheet dated March 2, 2022 by and between Acquiror and the Company and in forms reasonably acceptable to Acquiror. Acquiror shall prior to the Closing, obtain the approval of the Acquiror LTIP and Acquiror Employee Stock Purchase Program from the stockholders of Acquiror.

Section 8.11Qualification as an Emerging Growth Company

. Acquiror shall, at all times during the period from the date hereof until the Closing use commercially reasonable efforts to: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Article IX
JOINT COVENANTS

Section 9.01Support of Transaction

.

(a)Without limiting any covenant contained in Article VII or Article VIII, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (i) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and Acquiror, and (iii) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, or the Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise required in connection with the consummation of the Transactions.

(b)Except as required by this Agreement, no Party shall engage in any action or enter into any transaction that would reasonably be expected to materially impair or delay a Party’s ability to consummate the Transactions or perform their respective obligations hereunder.

Section 9.02Registration Statement.

(a)As promptly as practicable following the delivery of the financial statements pursuant to the first sentence of Section 7.04(a), the Company and Acquiror shall, in accordance with this Section 9.02(a), jointly prepare, and the Acquiror shall file with the SEC, a preliminary registration statement containing a prospectus/proxy statement on Form S-4 concerning the Transactions (as amended or supplemented, the “Registration Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting to be held for the purpose of, among other things: (1) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock in accordance with the Acquiror Organizational Documents by delivering such shares for redemption not later than two Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (2) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (I) the adoption of this Agreement and approval of the Transactions; (II) the issuance of shares of Acquiror Common Stock in connection with the Merger (including as may be required under Nasdaq); (III) the amendment and restatement of the Acquiror Certificate of Incorporation in the form of the Acquiror Charter attached as Exhibit C hereto; (IV) the election of members of the board of directors of Acquiror in accordance with Section 2.05; (V) the approval of the Acquiror LTIP and the Acquiror Employee Stock Purchase Program; and (VI) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “Acquiror Stockholder Matters”). Without the prior written consent of the Company, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Registration Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Each of Acquiror and Company shall use its reasonable best efforts to (a) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) to be declared effective under the Securities Act as promptly as practicable and (d) to keep the Registration Statement effective as long as is necessary to consummate the Transactions.  Acquiror shall cause the proxy statement contained in the Registration Statement (the “Proxy Statement”) to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror in accordance with Section 9.03, as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”) and (III) promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b)Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the filing of any supplement or amendment to the Registration Statement; (C) any request by the SEC for amendment of the Registration Statement; (D) any comments from the SEC relating to the Registration Statement and responses thereto; (E) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; and (F) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Registration

Statement as promptly as practicable (and in any event within 10 Business Days following receipt by Acquiror of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its commercially reasonable efforts to have the registration statement containing the Registration Statement declared effective under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(c)If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.

Section 9.03Acquiror Special Meeting

. Acquiror shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting in accordance with the DGCL. Acquiror shall convene and hold a special meeting of Acquiror’s stockholders, for the purpose of obtaining the approval of the Acquiror Stockholder Matters (the “Special Meeting”), which meeting shall be held not more than 25 days after the date on which Acquiror commences the mailing of the Proxy Statement to its stockholders. Acquiror shall use its commercially reasonable efforts to obtain the approval of the Acquiror Stockholder Matters at the Special Meeting, including any adjourned or postponed special meeting in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Acquiror Stockholder Matters. Acquiror shall include the Acquiror Board Recommendation in the Registration Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (an “Acquiror Change in Recommendation”); provided, that if, at any time prior to obtaining the approval of the Acquiror Stockholder Matters, the board of directors of Acquiror unanimously determines in good faith, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under the DGCL, Acquiror or the board of directors of Acquiror may, prior to obtaining the approval of the Acquiror Stockholder Matters, by unanimous approval, make an Acquiror Change in Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, further, that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) an Acquiror Intervening Event occurs, (ii) the Acquiror Change in Recommendation is based solely on the occurrence of such Acquiror Intervening Event, (iii) Acquiror delivers to the Company a written notice (an “Acquiror Change in Recommendation Notice”) advising the Company that the board of directors of Acquiror proposes to take such action in response to an Acquiror Intervening Event and containing a detailed description of the facts and circumstances underlying the board of directors of Acquiror’s determination that an Acquiror Intervening Event has occurred (in each case, it being acknowledged that such Acquiror Change in Recommendation Notice shall not itself constitute a breach of this Agreement), and (iv) at or after 5:00 p.m., Eastern Time, on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (such period from the time the Acquiror Change in Recommendation Notice is provided until 5:00 p.m. Eastern Time on the fifth (5th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (it being understood that any material development with respect to an Acquiror Intervening Event, in each case, shall require a new notice but with an additional two (2) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Acquiror Change in Recommendation Notice Period”), the board of directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would result in a breach of its fiduciary duties under the DGCL, after taking into account any state of facts, development, change, circumstance, occurrence, event or effect (including any action taken by the Company) that eliminates or mitigates such Acquiror Intervening Event. If requested by the Company, Acquiror will, and will cause its Representatives to, during the Acquiror Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the approval of the Acquiror Stockholder Matters shall not be affected by any Acquiror Change in Recommendation and (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any Acquiror Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than 30 days: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of Acquiror has determined in good faith is required by applicable Law is disclosed to Acquiror’s stockholders and for such supplement or amendment to be promptly disseminated to Acquiror’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Registration Statement), there are insufficient shares of Acquiror Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Acquiror Stockholder Matters; or (iv) only with the prior written consent of the Company, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.04Exclusivity

.

(a)During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger recapitalization or similar business combination transaction or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”),  or commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing.  The Company represents and warrants to Acquiror that this Section 9.04(a) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company or (to the Company’s Knowledge) any of its Affiliates are currently bound.

(b)During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, written or oral, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company and its Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease and cause to be terminated any and all existing discussions, conversations, negotiations or other communications with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, and request the prompt return or destruction of all confidential information previously furnished, in each case with respect to any of the foregoing.  Acquiror represents and warrants to the Company that this Section 9.04(b) does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which Acquiror or any of its Affiliates are currently bound.  Solely for purposes of this Section 9.04(b), the term “Affiliates” shall exclude any special purpose acquisition companies that are Affiliates of Acquiror.

Section 9.05Tax Matters

.

(a)For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Merger should constitute a transaction that qualifies as a “reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations thereunder and will otherwise qualify for the Intended Tax Treatment. None of the Parties or their respective Affiliates shall knowingly take (or fail to take) or knowingly cause to be taken (or fail to be taken) any action that would reasonably be expected to prevent qualification of the Merger for the Intended Tax Treatment. The Parties will (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations and (ii) prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Code Section 1313(a) (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. Each of the Parties agrees to use reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)All Transfer Taxes shall be paid by Acquiror. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Acquiror shall provide the Company with evidence reasonably satisfactory to the Company that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(c)Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax audit or other similar proceeding, relating to the matters contemplated by this Section 9.05. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax audit or other similar proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)On or before the Closing Date, the Company shall terminate or cause to be terminated any and all tax sharing, tax allocation, tax indemnification, or tax assumption agreements in effect, written or unwritten, as between the Company or any predecessor thereof, on the one hand, and the Company Stockholders or predecessors or Affiliates thereof, on the other hand, and there shall be no continuing obligation to make any payments under any such agreements.

Section 9.06Confidentiality; Publicity

.

(a)Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby prior to the Effective Time (at which time the Confidentiality Agreement shall terminate and be of no further force or effect).

(b)None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to obtain such consent from the other Party with respect to such announcement or communication, prior to its announcement or issuance; provided, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; provided further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; and, provided further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

Section 9.07Cooperation; Further Assurances

. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other

Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article X to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Authorities, if any, and the taking of all commercially reasonable steps as may be necessary to avoid any Actions; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions; (d) the termination of each agreement set forth on Schedule 9.07; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require a Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.01Conditions to Obligations of All Parties

. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)Regulatory Approval. The Parties shall have received the clearances, authorizations and other approvals from Governmental Authorities.

(b)No Prohibition. No Governmental Authority shall have issued any Governmental Order or other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law or regulation has been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

(c)Acquiror Stockholder Redemption.  The Acquiror Stockholder Redemption shall have been completed.

(d)Available Closing Acquiror Cash.  The Available Closing Acquiror Cash following the Closing shall not be less than $15,000,000.

(e)Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the Acquiror Stockholder Redemption, the receipt of the PIPE Investment, and the other transactions contemplated to occur on the Closing Date, including the payment of the Acquiror Transaction Expenses and the Company Transaction Expenses).

(f)Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g)Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(h)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(i)Nasdaq. The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and no revocation or suspension thereof shall have occurred.

(j)Assignment and Assumption of Equity Instruments.  The Company shall have amended its Company Options, Company Warrants and Company Restricted Stock Unit Awards in a manner reasonably acceptable to Acquiror in order to, to the extent necessary, permit their assignment to, and assumption by, Acquiror in accordance with Sections 3.06, 3.07(a) and 3.07(b).

Section 10.02Additional Conditions to Obligations of Acquiror Parties

. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the Company contained in Section 5.01 (‘Corporation Organization of the Company’), Section 5.03 (‘Due Authorization’), and Section 5.22 (‘Brokers’ Fees’) (collectively, the “Specified Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date).

(ii)The representations and warranties of the Company contained in Section 5.06 (‘Current Capitalization’) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

(iii)Each of the representations and warranties of the Company contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)Agreements and Covenants. The covenants, agreements, and obligations of the Company in this Agreement to be performed or complied with as of or prior to the Closing shall have been performed in all material respects.

(c)No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing.

(d)Financial Statements.  The Company shall have delivered  the Reviewed Financials no later than May 15, 2022.

(e)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(f)Transaction Agreements

. The Company shall have delivered to Acquiror executed counterparts of each Transaction Agreement to which the Company is a party.

(g)Indebtedness; Termination of Liens and Certain Agreements

. The Company shall have delivered to Acquiror evidence as to (i) the payment of the Indebtedness set forth on Schedule 10.02(g), (ii) the termination of any Liens related thereto, and (iii) the termination of each agreement set forth on Schedule 9.07.

(h)Consents. The Company shall have delivered to Acquiror evidence of consents from the counterparties listed on Schedule 5.04.

Section 10.03Additional Conditions to the Obligations of the Company

. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)Representations and Warranties.

(i)Each of the representations and warranties of the Acquiror Parties contained in Section 6.01 (‘Corporation Organization’), Section 6.02 (‘Due Authorization’), and Section 6.07 (‘Brokers’ Fees’) (collectively, the “Acquiror Specified Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date).

(ii)The representations and warranties of the Acquiror Parties contained in Section 6.11 (‘Capitalization’) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in each case other than de minimis inaccuracies.

(iii)Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the Acquiror Specified Representations and the representations and warranties of the Acquiror Parties contained in Section 6.11), shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), in all respects, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.

(b)Agreements and Covenants. The covenants, agreements, and obligations of the Acquiror Parties in this Agreement to be performed or compiled with as of or prior to the Closing shall have been performed in all material respects.

(c)Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $15,000,000.

(d)Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e)Transaction Agreements. Acquiror shall have delivered to the Company executed counterparts of each Transaction Agreement to which Acquiror or Merger Sub is a party.

Section 10.04Frustration of Conditions

. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Section 10.05Sponsor Agreement

. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Sponsor Support Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Support Agreement or (iii) to terminate the Sponsor Support Agreement.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.01Termination

. This Agreement may be terminated and the Transactions abandoned:

(a)by written consent of the Company and Acquiror;

(b)by either Acquiror or the Company, by giving notice of such termination to the other Party, if:

(i)the Closing has not occurred on or before July 29, 2022, as such date will be extended to October 29, 2022 in the event that the Sponsor elects, in its sole discretion, to extend the time period by which Acquiror must consummate a business combination by depositing additional funds into the Trust Account on or prior to July 29, 2022 pursuant to Acquiror’s Letter Agreement, dated January 25, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by Acquiror or the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the

Termination Date shall be deemed to be such later date for all purposes under this Agreement; provided further, the right to terminate this Agreement under this subsection (i) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been a proximate cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date;

(ii)the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; or

(iii)the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting) and in which the Acquiror Stockholders shall have duly voted; provided, that the right to terminate this Agreement under this Section 11.01(b)(iii) shall not be available to Acquiror if, at the time of such termination, Acquiror is in breach of Section 9.02 or Section 9.03.

(c)prior to the Closing, by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, that, the right to terminate this Agreement under this Section 11.01(c) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur on or before such date;

(d)prior to the Closing, by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(e)by the Company if Acquiror has made a Change in Recommendation in accordance with the terms and conditions set forth in Section 9.03;

(f)by written notice from the Company to Acquiror prior to Acquiror obtaining the Acquiror Stockholder Approval if the board of directors of Acquiror shall have failed to include the

Acquiror Board Recommendation in the proxy statement contained in the Registration Statement distributed to its stockholders; or

(g)by written notice to the Company from Acquiror if the Company and each of the Company Requisite Stockholders have not executed and delivered to Acquiror the Company Stockholder Approval and the Support Agreements within three (3) Business Days after the execution and delivery of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall deliver a written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the factual basis therefor in reasonable detail.

Section 11.02Effect of Termination

. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders. The provisions of Section 7.03 (‘No Claim Against the Trust Account’), Section 9.06 (‘Confidentiality; Publicity’), this Section 11.02 (‘Effect of Termination’), Article XII (collectively, with Section 7.03, Section 9.06, Section 11.02, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 11.01 shall not affect any liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement or fraud.

Article XII
MISCELLANEOUS

Section 12.01Waiver

. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02Notices

. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)If to Acquiror or Merger Sub prior to the Closing:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn:Bruce M. Rodgers

Email:bruce@lmfunding.com

with copies (which shall not constitute notice) to:

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:Curt Creely

Email:ccreely@foley.com

(b)If to the Company prior to the Closing, or to Acquiror or the Surviving Corporation after the Effective Time, to:

SeaStar Medical, Inc.

3513 Brighton Blvd., Suite 410

Denver, CO 80216

Attn:Eric Schlorff

Email:Eric@seastarmed.com

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn:Albert Lung, Partner

Email:Albert.Lung@morganlewis.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03Assignment

. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04Rights of Third Parties

. Except as otherwise provided in Section 8.01 and Section 12.14, this Agreement is exclusively for the benefit of the Company, and its successors and permitted assigns, with respect to the obligations of Acquiror and the Merger Sub under this Agreement, and for the benefit of Acquiror and the Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05Expenses

.

(a)If the Closing does not occur, (i) the Company shall be responsible for the Company Transaction Expenses and any other fees and expenses of the Company and its Affiliates incurred in connection with the Agreement and the Transactions and (ii) Acquiror shall be responsible for the Acquiror Transaction Expenses and any other fees and expenses of the Acquiror and its Affiliates incurred in connection with this Agreement and the Transactions.

(b)Upon and subject to the Closing, the Acquiror Transaction Expenses and the Company Transaction Expenses shall be paid by Acquiror at Closing.

Section 12.06Governing Law

. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07Captions; Counterparts

. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08Schedules and Exhibits

. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09Entire Agreement

. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of February 10, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10Amendments

. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11Severability

. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12Jurisdiction; WAIVER OF TRIAL BY JURY

. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13Enforcement

. The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that the Company may, without breach of this Agreement, (a) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (b) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to Acquiror, (I) require Acquiror to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (II) have approval rights over Acquiror’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (III) select a separate counsel, which may be or include the Company’s counsel, to participate alongside Acquiror’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on Acquiror’s behalf, and/or (IV) fund any such litigation and (c) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 12.14Non-Recourse

. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15Nonsurvival of Representations, Warranties and Covenants

. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability to any Party or its respective Affiliates, officers, directors, employees or stockholders after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.16Acknowledgements.

(a)Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any statement relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(e), with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything herein to the contrary, nothing in this Section 12.16 shall relieve any Party of liability in the case of fraud committed by such Party.

(b)Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for fraud by another Party hereto. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17Legal Representation.

(a)Acquiror and Merger Sub (on behalf of itself and the Surviving Corporation) hereby irrevocably acknowledge and agree that: (i) whether or not any Company Stockholder retains Morgan Lewis (the “Designated Firm”) in any matters after the Closing, Acquiror and Merger Sub irrevocably waive, consent to and covenant not to assert any objection, based on conflict of interest or otherwise, arising from the Designated Firm’s representation of the Company prior to the Closing, including in connection with the transactions contemplated hereby, to any representation of any of the Company Stockholders by the Designated Firm in any dispute arising under or in connection with this Agreement, any agreement, instrument or document entered into pursuant to this Agreement or the Transaction or other transactions contemplated by this Agreement (a “Dispute”); (ii) all communications between or among any of the Company, its Representatives, any of the Company Stockholders or any of the Company’s directors, officers, managers, employees, agents, advisors (including the Designated Firm) or their representatives made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or otherwise relating to any potential sale or acquisition of the Company, and all related documents and files (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications and shall be excluded from the assets to be transferred to Acquiror, the Company, Merger Sub or the Surviving Corporation pursuant to this Agreement or any other agreement, instrument or document contemplated hereby; (iii) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be vested exclusively in the parties to such Protected Seller Communications; (iv) neither Acquiror nor Merger Sub (including the Surviving

Company) shall have any right, directly or indirectly, to assert or waive any privilege or protection against disclosure, or discover, use or disclose any Protected Seller Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or the Transaction or other transactions contemplated by this Agreement; and (v) the Designated Firm shall have no duty to disclose any Protected Seller Communications to Acquiror or Merger Sub (including the Surviving Company) or otherwise.  This Section 12.18(a) is irrevocable, and no term may be amended, waived or modified without the prior written consent of the Company Stockholders owning a majority of the issued and outstanding Company Shares immediately prior to the Effective Time and the Designated Firm.

(b)The Company hereby irrevocably acknowledges and agrees, on behalf of itself and its directors, stockholders, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Foley & Lardner LLP) that represented Acquiror, the Sponsor and/or any director nominee designated by the Sponsor (the “LMAO Designee”) prior to the Closing may represent the LMAO Designee, the Sponsor or any of the Sponsor’s Affiliates or its Affiliates’ respective directors, members, managers, officers or employees, in each case, after the Closing in connection with any Dispute, notwithstanding such counsel’s representation of Acquiror prior to the Closing, and each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of Acquiror and the Company, on behalf of itself and the Company Waiving Parties, hereby further agrees that, all legally privileged communications prior to the Closing between or among any legal counsel (including Foley & Lardner LLP) and the Acquiror, the LMAO Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence (i) belongs to the LMAO Designee and the Sponsor, (ii) may be controlled by the LMAO Designee and the Sponsor, and (iii) shall not pass to or be claimed or controlled by Acquiror, the Surviving Corporation or any other Company Waiving Party; provided that (y) the LMAO Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and (z) the applicable legal counsel (including Foley & Lardner LLP) that represented the Acquiror, the LMAO Designee, the Sponsor, or any of the Sponsor’s Affiliates or any of the Sponsor’s or its Affiliates’ respective directors, members, managers, or employees prior to the Closing shall have no duty to disclose any such communications or information to Acquiror or the Surviving Company, or otherwise.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

LMF ACQUISITION OPPORTUNITIES, INC.

By:      /s/ Bruce M. Rodgers

Name: Bruce M. Rodgers

Title:   Chief Executive Officer and Chairman of

            the Board of Directors

LMF MERGER SUB, INC.

By:      /s/ Bruce M. Rodgers

Name: Bruce M. Rodgers

Title:   President

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SEASTAR MEDICAL, INC.

By:      /s/ Eric Schlorff

Name: Eric Schlorff

Title:   Chief Executive Officer

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2022, is entered into by and among LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”), LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”) and SeaStar Medical, Inc., a Delaware corporation (the “Company” and, together with Acquiror and the Sponsor, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of April 21, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Sponsor is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants) of, and has full voting power over, no Acquiror Preferred Stock, no Acquiror Class A Common Stock, 2,587,500 Acquiror Class B Common Stock and 5,738,000 Warrants;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Company has required that the Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01.Binding Effect of Merger Agreement.  The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 9.04 (‘Exclusivity’) and 9.06(b) (‘Publicity’) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02.Voting; Waiver of Anti-Dilution Protection.

(a)The Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of Acquiror (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of Acquiror (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) all of its shares of Acquiror Common Stock that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)in favor of any proposal for stockholders of Acquiror to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of Acquiror to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Acquiror Common Stock present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)against any proposal providing for a Business Combination with any Person other than the Company and/or its Affiliates or the adoption of an agreement to enter into  a Business Combination with any Person other than the Company and/or its Affiliates;

(iv)against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(v)against any change in the business, management or board of directors of Acquiror; and

(vi)against any action, transaction or agreement that (A) would or would reasonably be expected to result in a breach of any representation or warranty or covenant of Acquiror or the Merger Sub under the Merger Agreement; (B) would or would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect; (C) would or would reasonably be expected to result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

(b)Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation.  For the avoidance of doubt, nothing contained herein requires the Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Acquiror Common Stock.

(c)The Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02.

(d)The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 25, 2021, by and among the Sponsor, Acquiror and other parties thereto (the “Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

(e)Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, those certain anti-dilution protection provisions contained in Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Acquiror. The waiver specified in this Section 1.02(e) shall be applicable only in connection with the Transactions and this Agreement (and any Acquiror Preferred Stock, Acquiror Common Stock and Warrants or equity-linked securities issued in connection with the Transactions) and shall be void and of no further force and effect if this Agreement is terminated in accordance with Section 5.01.

Section 1.03.No Transfers.  During the Applicable Period, the Sponsor shall not, directly or indirectly:  (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (b) deposit any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants or any rights to acquire any securities or equity interests of Acquiror into a voting trust or enter into a voting agreement or any other arrangement with respect to any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants or any rights to acquire any securities or equity interests of Acquiror or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer to enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A.  Any Transfer or action in violation of this Section 1.03 shall be void ab initio.  If any involuntary Transfer of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.04.Stop Transfer.  The Sponsor shall not request that Acquiror register any transfer of any Certificate or other uncertificated interest representing any shares of Acuiror Preferred Stock, Acquiror Common Stock or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05.Waiver of Appraisal Rights.  The Sponsor hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.06.No Agreement as Director or Officer.  The Sponsor is entering into this Agreement solely in the Sponsor’s capacity as record or beneficial owner of shares of Acquiror Common Stock or Warrants and nothing herein is intended to or shall limit or affect any actions taken by the Sponsor or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of the Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror) or other fiduciary capacity for Acquiror’s stockholders.

Section 1.07.New Shares.  In the event that (a) any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Warrants of, on or affecting the shares of Acquiror Common Stock or Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Preferred Stock, Acquiror Common Stock or other equity securities of Acquiror after the date of this Agreement (such shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants owned by the Sponsor as of the date hereof.

Section 1.08.No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.09.No Litigation.  The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement.

Section 1.10.Further Assurances.  The Sponsor shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01.Organization; Authorization.  The Sponsor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Florida, (b) has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by the Sponsor and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02.Governmental Filings; No Violations; Certain Contracts.

(a)Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Sponsor with, nor are any required to be made or obtained by the Sponsor with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform the Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated by this Agreement by the Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Sponsor, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Sponsor pursuant to, any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Sponsor is subject, or (iii) any change in the rights or obligations of any party (other than the Sponsor) under any Contract binding upon the Sponsor, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03.Litigation.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor or Acquiror and (b) neither the Sponsor nor Acquiror is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04.Ownership of Acquiror Common Stock and Warrants; Voting Power.  As of the date of this Agreement the Sponsor is the record and beneficial owner of no Acquiror Preferred Stock, no Acquiror Class A Common Stock, 2,587,500 Acquiror Class B Common Stock and 5,738,000 Warrants and, other than such shares of Acquiror Common Stock and Warrants, as of the date of this Agreement, there are no Acquiror securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Acquiror securities) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has full voting power.  The Sponsor is the record holder and beneficial owner of all of its shares of Acquiror Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such shares of Acquiror Common Stock and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such shares of Acquiror Common Stock and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Acquiror’s Organizational Documents or the terms of any customary custody or similar agreement applicable to shares of Acquiror Common Stock or Warrants held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor’s shares of Acquiror Common Stock or Warrants other than pursuant to the Merger Agreement or as set forth in Acquiror’s Organizational Documents.

Section 2.05.Reliance.  The Sponsor understands and acknowledges that Acquiror and the Company are relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsor contained in this Agreement.

Section 2.06.Finder’s Fees.  No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Sponsor.

Section 2.07.Registration Statement.  None of the information supplied or to be supplied by the Sponsor for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Acquiror and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08.Other Agreements.  The Sponsor has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Sponsor set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09.No Other Representations or Warranties.  Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sponsor as follows:

Section 3.01.Organization.  Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.Corporate Authority.  Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.No Other Representations or Warranties.  Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sponsor as follows:

Section 4.01.Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02.Corporate Authority.  The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  No approval by any holder of the Company’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03.No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties.

Article 5

GENERAL PROVISIONS

Section 5.01.Termination.  This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of:  (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI  thereof; (c) the effective date of a written agreement duly executed and delivered by Acquiror, the Company and the Sponsor terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Sponsor, in a manner that extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.08 (‘No Litigation’) and Section 1.09 (‘Further Assurances’) and this Article 5 shall survive such termination.  Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02.Notices.  All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise.  Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 5.02:

If to Acquiror or the Sponsor:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn:	Bruce M. Rodgers
Email:	bruce@lmfunding.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:	Curt Creely
Email:	ccreely@foley.com

If to the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd, Ste. 410

Denver, CO 80216

Attn:	Eric Schlorff
Email:	eric@seastarmed.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn:	Albert Lung
Email:	albert.lung@morganlewis.com

Section 5.03.Miscellaneous.  Article XII, other than Sections 12.02 and 12.15, of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMF Acquisition Opportunities, Inc.

By:
Name: Bruce M. Rodgers
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SeaStar Medical, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMFAO Sponsor, LLC

By:
Name: Bruce M. Rodgers Title: President and Chief Executive Officer

Address:   c/o LMF Acquisition Opportunities, Inc.

     1200 W. Platt St., Suite 100

     Tampa, Florida 33606

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of April 21, 2022 (the “Sponsor Support Agreement”) by and among Acquiror, the Company and the Sponsor that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

Exhibit B

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2022, is entered into by and between LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”), SeaStar Medical, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder” and, together with Acquiror and the Company, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of April 21, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) of, and has full voting power over, (a) the number of Company Common Shares and (b) the number of Company Preferred Shares (collectively, the “Shares”) set forth on the Stockholder’s signature page hereto;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, pursuant to the provisions of the DGCL;

WHEREAS, the Stockholder acknowledges that, as a condition and material inducement to Acquiror and Merger Sub’s willingness to enter into the Merger Agreement, Acquiror has required that certain Company Stockholders that are Affiliates of the Company shall, within three (3) Business Days after the execution of the Merger Agreement, execute and deliver Support Agreements, including written consents substantially in the form attached hereto as Annex A (each, a “Written Consent”), and, in order to induce Acquiror and Merger Sub to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, the Stockholder is willing to enter into this Agreement;

WHEREAS, Acquiror desires that the Stockholder agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Shares, and to enter into the Written Consent and otherwise vote its Shares in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to undertake certain additional obligations pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering a Written Consent, constituting the Stockholder’s consent to, and vote to adopt, the Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Annex B; and

WHEREAS, Acquiror and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01.Voting.

(a)The Stockholder irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of the Company (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of the Company (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) that number of Shares set forth on the Stockholder’s signature page hereto and any additional Shares that are hereafter held of record or beneficially owned by the Stockholder (collectively, the “Subject Shares”) that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)in favor of any proposal for stockholders of the Company to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)against any proposal providing for an Acquisition Transaction or the adoption of an agreement to enter into an Acquisition Transaction;

(iv)against any proposal for any amendment or modification of the Company’s organizational documents that would change the voting rights of any Shares or the number of votes required to approval any proposal, including the vote required to adopt the Merger Agreement; and

(v)against any action, transaction or agreement that would, or would reasonably be expected to, (A) result in a breach of any representation or warranty or covenant of the Company under the Merger Agreement or the Stockholder under this Agreement; (B) prevent, delay or impair consummation of the Transactions or dilute, in any material respect, the benefit of the Transactions to Acquiror, except, for the avoidance of doubt, the issuance of the Bridge Notes; (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) facilitate any proposal relating to an Acquisition Transaction or any agreement to enter into any Acquisition Transaction.

(b)Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.01 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation.

(c)The Stockholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.01.

Section 1.02.Proxy.  The Stockholder, with respect to the Subject Shares, irrevocably grants a proxy appointing the Company Stockholder Representative and any designee of the Company Stockholder Representative, and each of them individually and with full power of substitution, as the Stockholder’s true and lawful attorney-in-fact and proxy, for and in the Stockholder’s name, place and stead, to be counted as represented by proxy and vote, at any time during the Applicable Period, each Subject Share as the Stockholder’s proxy, at every Meeting (including at any adjournment or postponement thereof) and to execute and deliver on behalf of the Stockholder any written expression of consent or dissent relating to the Subject Shares in order to cause the Stockholder to perform the covenants set forth in Section 1.01; provided, however, that the Stockholder’s grant of the proxy and power of attorney contemplated by this Section 1.02 will be effective with respect to a Meeting or Consent Solicitation if, and only if, the Stockholder has not delivered or caused to be delivered to the Secretary of the Company (or the Person undertaking the Consent Solicitation, as applicable), at least two (2) Business Days’ prior to the Meeting or deadline for the Consent Solicitation, as applicable, a duly executed irrevocable proxy directing that the Subject Shares be voted in accordance with Section 1.01 or a duly executed irrevocable expression of consent or dissent in writing with respect to the Subject Shares in accordance with Section 1.01, as applicable. The proxy described in this Section 1.02, if it becomes effective, is limited solely to the voting of Subject Shares (or expressing consent or dissent in writing with respect thereto) solely in order to cause the Stockholder to perform the covenants set forth in Section 1.01. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02, if it becomes effective, is given in connection with the execution of the Merger Agreement and such irrevocable proxy is given to secure the performance of the obligations of the Stockholder under this Agreement. The proxy described in this Section 1.02, if it becomes effective, is coupled with an interest, including for the purposes of Section 212 of the DGCL, revokes all prior proxies granted by the Stockholder with respect to the Subject Shares and is irrevocable, provided that this proxy shall automatically terminate at the Expiration Date. The power of attorney granted by the Stockholder, if it becomes effective, is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder. For Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to Acquiror a proxy to the same effect as that described in this Section 1.02. Acquiror may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

Section 1.03.No Transfers.  During the Applicable Period, the Stockholder shall not, directly or indirectly:  (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company, except as otherwise expressly provided in Section 1.02, or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between the Stockholder and any Affiliate of the Stockholder, (ii) to a trust for the benefit of the Stockholder or to any member of a Stockholder’s immediate family or a trust for the benefit of such immediate family member or (iii) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder or (iv) to an executive officer or director (as of the date of the Merger Agreement) of the Company; provided, further, that a Transfer referred to in subsection (i)-(iv) of the immediately preceding proviso shall be permitted only if, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror a joinder to this Agreement in the form attached hereto as Annex C.  Any Transfer or action in violation of this Section 1.03 shall be void ab initio.  If any involuntary Transfer of any of Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.  For the avoidance of doubt, nothing in this Section 1.03 shall prevent entry into or performance of any obligations pursuant to the Amended and Restated Registration Rights Agreement.

Section 1.04.Stop Transfer.  The Stockholder shall not request that the Company register any transfer of any Certificate or other uncertificated interest representing any Subject Shares made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05.Waiver of Appraisal Rights.  The Stockholder hereby agrees not to (a) assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”) or (b) commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

Section 1.06.Public Announcements; Filings; Disclosures.

(a)The Stockholder (and the Stockholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Merger Agreement, or the transactions contemplated by this Agreement or the Merger Agreement, without the prior written consent of Acquiror (which consent may be withheld in Acquiror’s sole discretion), except (i) as required by applicable Law or court process, in which case the Stockholder shall use its reasonable best efforts to provide Acquiror and Acquiror’s legal counsel (at Acquiror’s expense) with a reasonable opportunity to review and comment on such Public Communication in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (ii) with respect to a Public Communication that is consistent with prior disclosures by Acquiror; provided, that the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement.  For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1.06(a), if the Stockholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Merger Agreement.

(b)The Stockholder hereby consents to and authorizes the Company and Acquiror to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement, the Stockholder’s identity and ownership of Subject Shares and the Stockholder’s obligations under this Agreement (the “Stockholder Information”), consents to the filing of this Agreement solely to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Merger, and agrees to reasonably cooperate with Acquiror in connection with such filings, including providing Stockholder Information reasonably requested by Acquiror.  Acquiror shall use its commercially reasonable efforts to provide the Stockholder with a reasonable opportunity to review and comment on any Stockholder Information included in such disclosure in advance of its filing.  As promptly as practicable, the Stockholder shall notify Acquiror of any required corrections with respect to any Stockholder Information supplied by the Stockholder, if and to the extent the Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

Section 1.07.Release of Claims.

(a)Subject to and upon the consummation of the Merger and the receipt of the Closing Merger Consideration to which the Stockholder is entitled, the Stockholder, and, if the Stockholder is a legal entity, together with the Stockholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, Representatives, successors and assigns (such persons, the “Releasors”), hereby fully and unconditionally (subject to the receipt of the amounts specified in this paragraph) releases, acquits and forever discharges, to the fullest extent permitted by law, each of Acquiror, Merger Sub, the Company, each of their subsidiaries and affiliates and their respective past, present or future officers, directors, employees, counsel and agents, and the Company Stockholders prior to Closing (such persons, the “Releasees”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which the Stockholder or any of the Releasors ever had, now has or may hereafter have against any of the Releasees, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing; provided, however, that nothing herein shall be deemed to release (a) any right of the Stockholder expressly set forth in the Merger Agreement, including the right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof, (b) any liabilities of a Releasee in connection with any future transactions between the parties that are not related to the Merger Agreement or the transactions contemplated thereby and (c) any employment compensation or benefits matter affecting any Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries.

(b)The Stockholder represents that as to each and every claim released hereunder, the Stockholder has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Stockholder also specifically waives any right or benefits that it has or may have under any similar provision of the statutory or non-statutory law of any other jurisdiction. The Stockholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts.

Section 1.08.Non-Solicitation.  The Stockholder acknowledges that the Stockholder has read Section 9.04(a) (‘Exclusivity’) of the Merger Agreement.  In addition, the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 9.04(a) of the Merger Agreement if such Stockholder were deemed a “Representative” of the Company for purposes of Section 9.04(a) of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Stockholder in any capacity other than as a stockholder of the Company, to the extent such actions are in compliance with or required under Section 9.04(a) of the Merger Agreement.

Section 1.09.No Agreement as Director or Officer.  The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record or beneficial owner of Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Stockholder to the board of directors of the Company) of the Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

Section 1.10.Acquisition of Additional Shares.  The Stockholder shall promptly (and in any event within two Business Days) notify Acquiror of the number of any additional Shares with respect to which the Stockholder becomes the holder of record or acquires beneficial ownership, if any, after the execution of this Agreement and before the Expiration Date, which Shares shall, for the avoidance of doubt, automatically become Subject Shares in accordance with Section 1.01.

Section 1.11.No Adverse Act.  The Stockholder hereby agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, and shall cause its Affiliates not to, without the prior written consent of Acquiror (in Acquiror’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder, (b) make any representation or warranty of the Stockholder herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.  The Stockholder shall notify Acquiror in writing promptly of (i) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in the representations and warranties of the Stockholder herein and (ii) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.

Section 1.12.No Litigation.  The Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, (c) seeking Appraisal Rights in connection with the Merger or (d) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing the Stockholder’s rights under this Agreement (including, for the avoidance of doubt, pursuant to Section 1.07) or the Stockholder’s right to receive the Closing Merger Consideration to which it may be entitled pursuant to the Merger Agreement in accordance with the terms thereof.

Section 1.13.Further Assurances.  The Stockholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Acquiror as follows:

Section 2.01.Organization; Authorization.  In the event the Stockholder is an individual, the Stockholder has full power, right and legal capacity to execute and deliver this Agreement, to grant the proxy described in Section 1.02 and to perform his or her obligations hereunder.  In the event the Stockholder is a legal entity, (a) the Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of the Stockholder’s jurisdiction of organization, (b) the Stockholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to grant the proxy described in Section 1.02, to perform the Stockholder’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement and (c) no approval by any holder of the Stockholder’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by the Stockholder and, in the event the Stockholder is an individual and is married and any of the Stockholder’s Subject Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Stockholder, this Agreement has been duly executed and delivered by or on behalf of the Stockholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions.  If the Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.02.Governmental Filings; No Violations; Certain Contracts.

(a)Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Stockholder with, nor are any required to be made or obtained by the Stockholder with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated by this Agreement by the Stockholder shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Stockholder, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Stockholder pursuant to, any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Stockholder, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the

Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03.Litigation.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates and (b) neither the Stockholder nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04.Ownership of Company Stock; Voting Power.  The Stockholder’s signature page hereto correctly sets forth the number of the Stockholder’s Subject Shares as of the date of this Agreement and, other than such Subject Shares, as of the date of this Agreement, there are no Company securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Company securities) held of record or beneficially owned by the Stockholder or in respect of which the Stockholder has full voting power.  The Stockholder is the record holder and beneficial owner of all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Company’s organizational documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Stockholder perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares other than pursuant to the Merger Agreement or as set forth in the Company’s organizational documents.

Section 2.05.Reliance.  The Stockholder understands and acknowledges that Acquiror and Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

Section 2.06.Finder’s Fees.  No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.07.Registration Statement.  None of the information supplied or to be supplied by the Stockholder for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Acquiror and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08.Other Agreements.  The Stockholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Stockholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09.Stockholder Has Adequate Information.  The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement.  The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10.No Other Representations or Warranties.  Except for the representations and warranties made by the Stockholder in this Article 2, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Acquiror in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Stockholder as follows:

Section 3.01.Organization.  Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.Corporate Authority.  Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.No Other Representations or Warranties.  Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person makes any express or implied representation or warranty to the Stockholder in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

Article 4

GENERAL PROVISIONS

Section 4.01.Termination.  This Agreement, including the voting agreements contemplated by this Agreement and any proxy granted hereunder if such proxy becomes effective, shall automatically be terminated at the earliest to occur of:  (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof; (c) the effective date of a written agreement duly executed and delivered by Acquiror and the Stockholder terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Stockholder, in a manner that (i) reduces or imposes any restriction on the right of the Stockholder to receive the Closing Merger Consideration, (ii) reduces the amount or changes the form of the Closing Merger Consideration, or (iii) extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.06 (‘Public Announcements; Filings; Disclosures’), Section 1.07 (‘Release of Claims’), Section 1.12 (‘No Litigation’) and Section 1.13 (‘Further Assurances’) and this Article 4 shall survive such termination.  Nothing set forth in this Section 4.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 4.02.Notices.  All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise.  Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 4.02:

If to Acquiror:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn:	Bruce M. Rodgers
Email:	bruce@lmfunding.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:	Curt Creely
Email:	ccreely@foley.com

If to the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd, Ste. 410

Denver, CO 80216

Attn:	Eric Schlorff
Email:	eric@seastarmed.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn:	Albert Lung

Email:	albert.lung@morganlewis.com

If to the Stockholder, to the Stockholder’s address set forth on a signature page hereto.

Section 4.03.Miscellaneous.  Article XII, other than Sections 12.02 and 12.15 of the Merger Agreement, shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMF Acquisition Opportunities, Inc.

By:
Name:
Title:

SeaStar Medical, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

Signature of Stockholder	Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

Printed Name of Stockholder	Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership or other entity)

[Signature of Stockholder’s Spouse]	[Printed Name of Stockholder’s Spouse]

Address:

	Shares Owned Beneficially	Shares Held of Record	Shares Over Which the Stockholder has Full Voting Power

Company Common Stock:	[●]	[●]	[●]
Company Preferred Stock:	[●]	[●]	[●]

Annex A

ACTION
BY WRITTEN CONSENT
OF THE STOCKHOLDERS
OF
SeaStar Medical, INC.

See attached.

Annex B

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

See attached.

Annex C

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement dated as of April 21, 2022 (the “Support Agreement”) by and between Acquiror and the stockholder of the Company that is party thereto as the same may be amended, supplemented or otherwise modified from time to time.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

Exhibit C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF

LMF Acquisition Opportunities, Inc.

[•], 2022

LMF Acquisition Opportunities, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “LMF Acquisition Opportunities, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2020 and amended and restated on January 25, 2021 (the “Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted by the Board of Directors of the Corporation by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). This Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is SeaStar Medical Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

CAPITALIZATION

 Section 4.1.  Authorized Shares. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [        ] shares, consisting of: (a) [         ] shares of common stock (the “Common Stock”) and (b) [        ] shares of preferred stock (the “Preferred Stock”)..

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 4.2.  Common Stock.

(a)                                 General.  The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

(b)                                 Voting.   Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL.  There shall be no cumulative voting.

(c)                                  Dividends.   Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

(d)                                 No Preemptive Rights.  The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

(e)                                  No Conversion Rights.  The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(f)                                   Liquidation.   Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.

Section 4.3.  Preferred Stock.  To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, and, in connection with the creation of any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Restated Certificate, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Section 4.3 of Article IV shall be set forth in a certificate of designation along with the number of shares of such series of Preferred Stock as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of any such series of Preferred Stock to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series of Preferred Stock then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series of Preferred Stock are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series of Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series of Preferred Stock, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Certificate all matters set forth in the certificate of designations with respect to such series of Preferred Stock. If no shares of any such series of Preferred Stock established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series of Preferred Stock have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series of Preferred Stock is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

ARTICLE V

DURATION OF CORPORATE EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1.  Classification of Directors.  The Board of Directors shall be divided into three classes of directors, Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial terms of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the initial classification of the Board; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the initial classification of the Board; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the initial classification of the Board. At each annual meeting of stockholders of the Corporation, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 6.1 of Article VI and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Those directors shall be allocated among the three classes of directors contemplated under this Section 6.1 of Article VI pursuant to a resolution or resolutions adopted by the Board of Directors.

Section 6.2.  Removal.  Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 6.3.  Vacancies.  Subject to the applicable requirements of the Director Nomination Agreement, dated as of [•], 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) and except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 6.4.    Number of Directors.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the by-laws of the Corporation.  No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE VII

POWERS OF BOARD OF DIRECTORS

 Except as otherwise provided in the Bylaws, the Bylaws may be amended or repealed or new Bylaws adopted by the affirmative vote of at least fifty percent (50%) of the outstanding shares entitled to vote generally in the election of directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting

ARTICLE IX

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

LIMITED LIABILITY; INDEMNIFICATION; CHANGE OF CONTROL

Section 10.1.  Limitation of Liability.   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article X shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 10.2.  Indemnification.   The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article X, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors or except and to the extent otherwise permitted in the Corporation’s by-laws or in an agreement between the Corporation and such person.

The indemnification rights provided in this Article X (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s by-laws, any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article X.

Section 10.3.  Merger or Consolidation.  For purposes of this Article X, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 10.4.  Amendment or Repeal.   No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1.  Forum for Certain Actions.

(a)                                 Forum.  Unless a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (in each case, as may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. The preceding sentence does not apply to claims to the extent brought under the U.S. federal securities laws.   Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b)                                 Personal Jurisdiction.   If any action the subject matter of which is within the scope of subparagraph (b) of this Section 11.1 of Article XI is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 11.1 of Article XI (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c)                                  Enforceability.   If any provision of this Section 11.1 of Article XI shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 11.1 of Article XI, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d)                                 Notice and Consent.  For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1 of Article XI.

ARTICLE XII
EXCLUDED OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE XIII
SEVERABILITY

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this      day of             , 2022.

LMF Acquisition Opportunities, Inc.

By:
	Name:	Bruce M. Rodgers
	Title:	Chief Executive Officer

Exhibit D

SEASTAR MEDICAL HOLDING CORPORATION

AMENDED AND RESTATED
BY-LAWS

Article I.  — General.

1.1.                            Offices.  The registered office of SeaStar Medical Holding Corporation (the “Company”) shall be in the City of Wilmington, County of New Castle, State of Delaware.  The Company may also have offices at such other places both within and without the State of Delaware as the board of directors of the Company (the “Board of Directors”) may from time to time determine or the business of the Company may require.

1.2.                            Seal.  The seal, if any, of the Company shall be in the form of a circle and shall have inscribed thereon the name of the Company, the year of its organization and the words “Corporate Seal, Delaware.”

1.3.                            Fiscal Year.  The fiscal year of the Company shall be fixed by resolution of the Board of Directors.

Article II.  — Stockholders.

2.1.                            Place of Meetings.  Each meeting of the stockholders shall be held upon notice as hereinafter provided, at such place as the Board of Directors shall have determined and as shall be stated in such notice, either within or outside the State of Delaware, or by means of remote communication.

2.2.                            Annual Meeting.  The annual meeting of the stockholders shall be held each year on such date and at such time as the Board of Directors may determine.  At each annual meeting the stockholders entitled to vote shall elect such members of the Board of Directors as are standing for election, by plurality vote by ballot, and they may transact such other corporate business as may properly be brought before the meeting.  At the annual meeting any business may be transacted, irrespective of whether the notice calling such meeting shall have contained a reference thereto, except where notice is required by law, the Company’s Second Amended and Restated Certificate of Incorporation (as amended from time to time, the “Company’s Certificate of Incorporation”), or these By-laws.

2.3.                            Quorum and Adjournment.  At all meetings of the stockholders the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, the Company’s Certificate of Incorporation, or these By-laws.  Whether or not there is such a quorum at any meeting, the presiding officer of the meeting may adjourn the meeting from time to time without notice other than announcement at the meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  At such adjourned meeting, at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted if the meeting had been held as originally called.  The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.4.                            Right to Vote; Proxies.  Subject to the provisions of the Company’s Certificate of Incorporation, each holder of a share or shares of capital stock of the Company having the right to vote at any meeting shall be entitled to one vote for each such share of stock held by such stockholder.  Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy, but no proxy that is dated more than three (3) years prior to the meeting at which it is offered shall confer the right to vote thereat unless the proxy provides that it shall be effective for a longer period.  A proxy may be granted by a writing executed by the stockholder or his or her authorized agent or by transmission or authorization of transmission by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, subject to the conditions set forth in Section 212 of the Delaware General Corporation Law, as it may be amended from time to time (the “DGCL”).

2.5.                            Voting.  At all meetings of stockholders, except as otherwise expressly provided for by statute, the Company’s Certificate of Incorporation, or these By-laws, (i) in all matters other than the election of directors, the majority of the votes cast at the meeting shall be the act of the stockholders, and (ii) directors shall be elected by a plurality of the votes cast, present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

2.6.                            Notice of Annual Meetings.  Written notice of the annual meeting of the stockholders shall be mailed to each stockholder of record entitled to vote thereat at such address as appears on the stock books of the Company at least ten (10) days (and not more than sixty (60) days) prior to the meeting.  The Board of Directors may postpone any annual meeting of the stockholders at its discretion, even after notice thereof has been mailed.  It shall be the duty of every stockholder to furnish to the Secretary of the Company or to the transfer agent, if any, of the class of stock owned by him or her, such stockholder’s post-office address, and to notify the Secretary of any change therein.  Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein.  Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.7.                            Stockholders’ List.  A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary and shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before such meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Company, and said list shall be produced and kept at the time and place of such meeting during the whole time of said meeting, and may be inspected by any stockholder who is present at the place of said meeting, or, if the meeting is to be held solely by means of remote communication, on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting.

2.8.                            Special Meetings.  Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by law, may be called only in the manner set forth in the Company’s Certificate of Incorporation.  Any such person or persons that has or have called a special meeting of stockholders in the manner set forth in the Company’s Certificate of Incorporation may postpone or cancel any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.

2.9.                            Notice of Special Meetings.  Written notice of a special meeting of stockholders, stating the time and place and purpose or purposes thereof, shall be mailed, postage prepaid, not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder of record entitled to vote thereat, at such address as appears on the books of the Company.  No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices.  The individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.  Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein.  Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

2.10.                     Inspectors of Elections; Opening and Closing the Polls.

(a)                                 One or more inspectors may be appointed by the Board of Directors before or at any meeting of stockholders, or, if no such appointment shall have been made, the presiding officer may make such appointment at the meeting.  At the meeting for which the inspector or inspectors are appointed, he, she or they shall open and close the polls, receive and take charge of the proxies and ballots, and decide all questions touching on the qualifications of voters, the validity of proxies, and the acceptance and rejection of votes.  If any inspector previously appointed shall fail to attend or refuse or be unable to serve, the presiding officer shall appoint an inspector in his or her place.

(b)                                 At any time at which the Company has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, the provisions of Section 231 of the DGCL with respect to inspectors of election and voting procedures shall apply, in lieu of the provisions of paragraph (a) of this Section 2.10.

2.11.                     Stockholders’ Consent in Lieu of Meeting. Unless otherwise provided in the Company’s Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Company, or any action that may be taken at any annual or special meeting of such stockholders, may be taken only at such a meeting, and not by written consent of the stockholders.

2.12.                     Advance Notice of Stockholder Business and Nominations.

(a)                                  Timely Notice. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a stockholder who is a stockholder of record or beneficial owner of shares of the Company’s capital stock at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.12. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the Proposing Stockholder (as defined below) must have given timely and proper notice thereof pursuant to this Section 2.12, in writing to the Secretary of the Company even if such matter is already the subject of any notice to the stockholders or a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the Board of Directors (a “Public Disclosure”). For purposes of these By-laws, Proposing Stockholder means (i) the stockholder providing the notice of proposed business or director nomination, (ii) the beneficial owner of the Company’s capital stock, if different, on whose behalf the proposed business or director nomination, as applicable, is given, (iii) any affiliate or associate (as defined under the Exchange Act) of such stockholder or beneficial owner, (iv) each person who is a member of a “group” (for purposes of these By-laws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner (or their respective affiliates and associates) or is otherwise Acting in Concert (as defined below) with any such stockholder or beneficial owner (or their respective affiliates and associates) with respect to the proposals or proposed nominations, as applicable, and (v) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in the solicitation of proxies in respect of any proposed nominations or other business proposed to be brought before the Company’s stockholders. To be timely, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company: (x) not later than the close of business on the ninetieth (90th) calendar day, nor earlier than the close of business on the one hundred twentieth (120th) calendar day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the  tenth (10th) calendar day following the date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For purposes of these By-laws, “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not such day is a business day.

(b)                                  Stockholder Nominations. For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder’s notice to the Secretary of the Company shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Company which are owned of record and beneficially by each such nominee (if any), (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Company’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Company which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Company in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their affiliates or associates, and any others (including their names) Acting in Concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, or any such beneficial owner, or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the Proposing Stockholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (F) a representation as to whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (G) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Stockholder with respect to any shares of any class or series of shares of the Company; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Stockholder satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Stockholder that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Stockholder as a hedge with respect to a bona fide derivatives trade or position of such Proposing Stockholder arising in the ordinary course of such Proposing Stockholder’s business as a derivatives dealer and (H) all other information relating to such Proposing Stockholder that would be required to be disclosed in a proxy statement or other filing if such a filing was to be made by any Proposing Stockholder in connection with the contested solicitation of proxies or consents (even if a contested solicitation is not involved) by any Proposing Stockholder in support of the business or nomination proposed to be brought before the meeting pursuant to this Section 2.12 and Regulation 14A under the Exchange Act. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.  For purposes of these By-laws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies, or special meeting demands from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person deemed to be Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(c)                                  Other Stockholder Proposals. For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary of the Company shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), (iii) a description in reasonable detail of any interest of any Proposing Stockholder in such business, including any anticipated benefit to the stockholder or any other Proposing Stockholder therefrom, including any interest that will be disclosed to the Company’s stockholders in any proxy statement to be distributed to the Company’s stockholders, (iv) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (v) the information required by Section 2.12(b)(vi) above.

(d)                                 Proxy Rules. In addition to the provisions of this Section 2.12, a Proposing Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the DGCL, and other applicable law with respect to any nominations of directors for election at any stockholders’ meeting and any business that may be brought before any stockholders’ meeting and any solicitations of proxies in connection therewith and any filings required to be made with the SEC in connection therewith. Nothing in this Section 2.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other rights conferred on stockholders by a rule under the Exchange Act.

(e)                                  Notwithstanding anything to the contrary contained in this Section 2.12, the information required to be included in a Proposing Stockholder’s notice of business or director nomination shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who, in the ordinary course of business, is directed to prepare and submit such notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

(f)                                   Updating of Notice of Proposed Business or Director Nomination.

(i)                                         A stockholder providing notice of any business proposed to be conducted at an annual meeting or notice of a director nomination shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to Sections 2.12(b) and 2.12(c) shall be true, correct and complete in all respects not only prior to the deadline for submitting such notice but also at all times thereafter and prior to the annual meeting, and such update and supplement shall be received by the Secretary of the Company not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) ten (10) business days prior to the meeting at which such proposals or nominations contained therein are to be considered.

(ii)                                  If the information submitted pursuant to Section 2.12(b) or 2.12(c) by any stockholder proposing business for consideration at an annual meeting or a director nomination shall not be true, correct and complete in all respects prior to the deadline for submitting such notice, such information may be deemed not to have been provided in accordance with this Section 2.12. For the avoidance of doubt, the updates required pursuant to this Section 2.12 do not cause a notice that was not in compliance with this Section 2.12 when first delivered to the Company prior to the deadline for submitting such notice to thereafter be in proper form in accordance with this Section 2.12.

(iii)                               Upon written request by the Secretary of the Company, the Board of Directors (or any duly authorized committee thereof), any stockholder submitting a notice proposing business for consideration at an annual meeting or a director nomination shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board of Directors, any duly authorized committee thereof or any duly authorized officer of the Company, to demonstrate the accuracy of any information submitted by the stockholder in such notice  delivered pursuant to this Section 2.12 (including, if requested by the Company, written confirmation by such stockholder that it continues to intend to bring the business proposed or director nomination referenced in the notice before the meeting). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.

(g)                                  Referencing and Cross-Referencing.                    For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly and expressly responded to and a notice must clearly indicate and expressly reference which provisions of Sections 2.12(b) and 2.12(c) the information disclosed is intended to be responsive to. Information disclosed in one section of a notice in response to one provision of Sections 2.12(b) or 2.12(c) shall not be deemed responsive to any other provision of Sections 2.12(b) or 2.12(c) unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the notice is directly and expressly responsive to the information required to be included in another section of the notice pursuant to Sections 2.12(b) or 2.12(c). For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of Sections 2.12(b) and 2.12(c) shall not satisfy the requirements of this paragraph (g) of this Section 2.12.

(h)                                 No Incorporation by Reference. For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), it must set forth in writing directly within the body of the notice (as opposed to being incorporated by reference from any other document or writing not prepared in response to the requirements of this Section 2.12) all the information required to be included therein as set forth in Sections 2.12(b) and 2.12(c) and each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly responded to in a manner that makes it clearly apparent how the information provided is specifically responsive to any requirements of Sections 2.12(b) and 2.12(c). For the avoidance of doubt, a notice shall not be deemed to be in compliance with Section 2.12 if it attempts to include the required information by incorporating by reference into the body of the notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the U.S. Securities and Exchange Commission. For the further avoidance of doubt, the body of the notice does not include any documents not prepared in response to the requirements of this Section 2.12.

(i)                                     Accuracy of Information. A stockholder submitting a notice of proposed business or director nomination, by its delivery to the Company, represents and warrants that all information contained therein, as of the deadline for submitting such notice, is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Company and the Board of Directors to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false or misleading statements.

(j)                                    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (x) by or at the direction of the Board of Directors or any committee thereof or (y) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Company who is a beneficial owner or stockholder of record at the time the notice provided for in this Section 2.12 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.12. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder’s notice required by this Section 2.12 shall be delivered to the Secretary at the principal executive offices of the Company not later than the later of the close of business on the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting and not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).

(k)                                 Effect of Noncompliance. Notwithstanding anything in these By-laws to the contrary, (i) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.12, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Company promptly following the later of the record date or the date notice of  the record date is first publicly disclosed, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Company. For purposes of these By-laws, “qualified representative” means (i) if the stockholder is a corporation, any duly authorized officer of such corporation, (ii) if the stockholder is a limited liability company, any duly authorized member, manager or officer of such limited liability company, (iii) if the stockholder is a partnership, any general partner or person who functions as general partner for such partnership, (iv) if the stockholder is a trust, the trustee of such trust, or (v) if the stockholder is an entity other than the foregoing, the persons acting in such similar capacities as the foregoing with respect to such entity.

(l) Director Nomination Agreement. Notwithstanding anything to the contrary contained in this Section 2.12, for as long as the Director Nomination Agreement, dated as of [•], 2022 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) remains in effect, LMAO Sponsor, LLC, a Florida limited liability company shall not be subject to the notice procedures set forth in this Section 2.12 with respect to any annual or special meeting of stockholders.

Article III.  — Directors.

3.1.                            Number of Directors.

(a)                                 Except as otherwise provided by law, the Company’s Certificate of Incorporation, or these By-laws, the property and business of the Company shall be managed by or under the direction of the Board of Directors.  Directors need not be stockholders, residents of Delaware, or citizens of the United States.  The use of the phrase “whole board” herein refers to the total number of directors which the Company would have if there were no vacancies.

(b)                                 Subject to the Nominating Agreement, the number of directors constituting the full Board of Directors shall be as determined by the Board of Directors from time to time by resolution adopted by the affirmative vote of at least a majority of the directors then in office.

(c)                                  The Board of Directors shall be divided into three classes of directors as set forth in the Company’s Certificate of Incorporation.

(d)                                 Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 3.1 and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal.  Any director serving as such pursuant to this Section 3.1 may be removed pursuant to Section 3.3.

(e)                                  Except as the DGCL, the Company’s Certificate of Incorporation or the Nomination Agreement may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve on the whole board and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled by only the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

(f)                                   No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

3.2.                            Resignation.  Any director of the Company may resign at any time by giving notice in writing or by electronic transmission to the Chairperson of the Board, the President, or the Secretary of the Company.  Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance.  Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.3.                            Removal.  Except as may otherwise be provided by the DGCL or the Company’s Certificate of Incorporation, any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote for the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

3.4.                            Place of Meetings and Books.  The Board of Directors may hold their meetings and keep the books of the Company outside the State of Delaware, at such places as they may from time to time determine.

3.5.                            General Powers.  In addition to the powers and authority expressly conferred upon them by these By-laws, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by the Company’s Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

3.6.                            Committees.  The Board of Directors may designate one or more committees, by resolution or resolutions passed by at least a majority vote of the Board of Directors; such committee or committees shall consist of one or more directors of the Company, and to the extent provided in the resolution or resolutions designating them, shall have and may exercise specific powers of the Board of Directors in the management of the business and affairs of the Company to the extent permitted by statute and shall have power to authorize the seal of the Company to be affixed to all papers that may require it.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

3.7.                            Powers Denied to Committees.  Committees of the Board of Directors shall not, in any event, have any power or authority to amend the Company’s Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares adopted by the Board of Directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Company’s property and assets, recommend to the stockholders a dissolution of the Company or a revocation of a dissolution, or amend the

By-laws of the Company.  Further, no committee of the Board of Directors shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, unless the resolution or resolutions designating such committee expressly so provides.

3.8.                            Substitute Committee Member.  In the absence or on the disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Director’s to act at the meeting in the place of such absent or disqualified member.  Any committee shall keep regular minutes of its proceedings and report the same to the Board of Directors as may be required by the Board of Directors.

3.9.                            Compensation of Directors.  The Board of Directors shall have the power to fix the compensation of directors and members of committees of the Board.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, a stated amount per annum as director and/or other forms of compensation as the Board of Directors may approve.  No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

 3.10.                 Regular Meetings.  No notice shall be required for regular meetings of the Board of Directors for which the time and place have been fixed.

3.11.                     Special Meetings.  Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, if any, or the Chief Executive Officer, on two (2) days’ notice, which may be written, oral or by electronic transmission, to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of two (2) or more directors.

3.12.                     Quorum.  At all meetings of the Board of Directors, a majority of the members of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by statute, by the Company’s Certificate of Incorporation, or by these By-laws.  If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting that shall be so adjourned.

3.13.                     Telephonic Participation in Meetings.  Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

3.14.                     Action by Consent.  Unless otherwise restricted by the Company’s Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if written consent thereto is signed or submitted by electronic transmission by all members of the Board of Directors or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

3.15.                     Chairperson of the Board.  The Board of Directors may elect or remove, by the affirmative vote of at least a majority of the directors then in office, a Chairperson. Any Chairperson must be a director of the Company. The Chairperson shall preside at all meetings of the Board of Directors and at all meetings of the stockholders and, subject to the provisions of these By-laws and the direction of the Board of Directors, the Chairperson shall have such powers and perform such duties that are commonly incident to the position of chairperson of the board or as may be prescribed from time to time by the Board of Directors or provided in these By-laws.

Article IV.  — Officers.

4.1.                            Selection; Statutory Officers.  The officers of the Company shall be chosen by the Board of Directors.  There shall be a President, a Secretary, and a Treasurer, and there may be a Chairperson of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors may elect.  Any number of offices may be held by the same person.

4.2.                            Time of Election.  The officers above named shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders.  Other than the Chairperson, none of said officers need be a director.

4.3.                            Additional Officers.  The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

4.4.                            Terms of Office.  Each officer of the Company shall hold office until such officer’s successor is chosen and qualified, or until such officer’s earlier death, resignation or removal.  Any officer may be removed at any time by the Board of Directors.

4.5.                            Compensation of Officers.  The Board of Directors shall have power to fix the compensation of all officers of the Company.  It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

4.6.                            Chief Executive Officer.  The Chief Executive Officer, if any, in the absence or disability of the Chairperson of the Board, shall preside at all meetings of the stockholders, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Board of Directors are carried into effect.  The Chief Executive Officer shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Company.  In the absence of the Chief Executive Officer, the President, the Chairperson, or another officer of the Company, as designated by the Board of Directors, shall have the powers of the Chief Executive Officer.

4.7.                            President and Vice-Presidents.  The President shall act in an executive capacity as shall be directed from time to time by the Board of Directors or the Chief Executive Officer, and shall have such powers and perform such other duties as the Board of Directors or the Chief Executive Officer may determine from time to time (which may include, without limitation, assisting the Chief Executive Officer in the operation and administration of the Company’s business and the supervision of its policies and affairs), with such limitations on such powers or performance of duties as either of the foregoing shall prescribe.  The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such powers as the Board of Directors may, from time to time, determine or as these By-laws may prescribe.

4.8.                            Treasurer.  The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and such officer may endorse all commercial documents requiring endorsements for or on behalf of the Company.  The Treasurer may sign all receipts and vouchers for the payments made to the Company.  The Treasurer shall render an account of such officer’s transactions to the Board of Directors as often as the Board of Directors or the committee shall require the same.  The Treasurer shall enter regularly in the books to be kept by such officer for that purpose full and adequate account of all moneys received and paid by him or her on account of the Company.  The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors.  The Treasurer shall when requested, pursuant to vote of the Board of Directors, give a bond to the Company conditioned for the faithful performance of such officer’s duties, the expense of which bond shall be borne by the Company.

4.9.                            Secretary.  The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; such officer shall attend to the giving and serving of all notices of the Company.  Except as otherwise ordered by the Board of Directors, such officer shall attest the seal of the Company upon all contracts and instruments executed under such seal and shall affix the seal of the Company thereto and to all certificates of shares of capital stock of the Company.  The Secretary shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors may direct. The Secretary shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.

4.10.                     Assistant Secretary.  The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Secretaries of the Company.  Any Assistant Secretary upon such officer’s appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.

4.11.                     Assistant Treasurer.  The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Treasurers of the Company.  Any Assistant Treasurer upon such officer’s appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.

4.12.                     Subordinate Officers.  The Board of Directors may select such subordinate officers as it may deem desirable.  Each such officer shall hold office for such period, have such authority, and perform such duties as the Board of Directors may prescribe.  The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

4.13.                     Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

4.14.                     Removal.  The Board of Directors may remove any officer of the Company at any time, with or without cause.

Article V.  — Stock.

5.1.                            Stock.  The shares of the Company’s capital stock may be certificated or uncertificated and shall be entered in the books of the Company and registered as they are issued.  Any certificate representing shares of stock issued to a stockholder of the Company (i) shall be numbered, (ii) shall certify the holder’s name, the number of shares and the class or series of stock, (iii) shall otherwise be in such form as the Board of Directors shall prescribe, (iv) shall be signed by both of (a) either the President or a Vice-President, and (b) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and (v) shall be sealed with the corporate seal of the Company, if any. If such certificate is countersigned (l) by a transfer agent other than the Company or its employee, or, (2) by a registrar other than the Company or its employee, the signature of the officers of the Company and the corporate seal may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers of the Company.

5.2.                            Fractional Share Interests.  The Company may, but shall not be required to, issue fractions of a share.

5.3.                            Transfers of Stock.

Subject to any transfer restrictions then in force, the shares of stock of the Company shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives.

If the shares of stock of the Company to be transferred are certificated shares, then, subject to the provisions of Section 5.7 below, the holder of the certificate or certificates representing such shares shall surrender to the Company or the transfer agent of the Company such certificate or certificates duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and, subject to any transfer restrictions then in force, the Company or the transfer agent of the Company shall cancel such certificate or certificates upon receipt thereof or upon compliance by such holder with the provisions of Section 5.7 below and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing the number of shares transferred or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of a number of uncertificated shares equal to the number of shares transferred, and, if applicable, (ii) deliver to the applicable stockholder transferor a new certificate or certificates representing the number of shares not transferred that were previously represented by the certificate or certificates so surrendered or appropriate documentation evidencing the applicable stockholder transferor’s record ownership of a number of uncertificated shares equal to such number of shares not transferred.  Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Company.

If the shares of stock of the Company to be transferred are uncertificated shares, then the registered owner of such shares shall deliver to the Company or the transfer agent of the Company proper transfer instructions, with such proof of authenticity of signature as the Company or its transfer agent or registrar may reasonably require, and, subject to any transfer restrictions then in force that are applicable to such shares, the Company or the transfer agent of the Company shall cancel such shares upon receipt of such transfer instructions and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing such shares or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of such shares in uncertificated form, and, if applicable and required, (ii) deliver to the applicable stockholder transferor appropriate documentation evidencing that the applicable stockholder transferor is no longer the record owner of such shares so transferred.  Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Company.

The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

5.4.                            Record Date.  For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, that shall not be more than sixty (60) calendar days nor less than ten (10) calendar days before the date of such meeting, nor more than sixty (60) calendar days prior to any other action.  If no such record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5.                            Transfer Agent and Registrar.  The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

5.6.                            Dividends.

(a)                                 Power to Declare.  Dividends upon the capital stock of the Company, subject to the provisions of the Company’s Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Company’s Certificate of Incorporation and the laws of Delaware.

(b)                                 Reserves.  Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

5.7.                            Lost, Stolen, or Destroyed Certificates.  No certificates for shares of stock of the Company shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft, or destruction and upon indemnification of the Company and its agents to such extent and in such manner as the officers of the Company may from time to time prescribe.  Upon compliance with the foregoing provisions of this Section 5.7, the Company may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares, in place of any certificate or certificates previously issued by the Company alleged to have been lost, stolen or destroyed.

5.8.                            Inspection of Books.  The stockholders of the Company, by a majority vote at any meeting of stockholders duly called, or in case the stockholders shall fail to act, the Board of Directors shall have power from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Company (other than the stock ledger) or any of them, shall be open to inspection of stockholders; and no stockholder shall have any right to inspect any account or book or document of the Company except as conferred by statute or authorized by the Board of Directors or by a resolution of the stockholders.

Article VI.  — Miscellaneous Management Provisions.

6.1.                            Checks, Drafts, and Notes.  All checks, drafts, or orders for the payment of money, and all notes and acceptances of the Company shall be signed by such officer or officers, or such agent or agents, as the officers of the Company may designate.

6.2.                            Notices.

(a)                                 Notices to directors may, and notices to stockholders shall, be in writing or by electronic transmission, and delivered personally, electronically transmitted or mailed to the directors or stockholders at their postage or electronic mail addresses appearing on the books of the Company.  Notice by mail and electronic transmission shall be deemed to be given at the time when the same shall be mailed or transmitted.  Notice to directors may also be given by telegram, facsimile or orally, by telephone or in person.

(b)                                 Whenever any notice is required to be given under the provisions of any applicable statute or of the Company’s Certificate of Incorporation or of these By-laws, an electronic transmission or written waiver of notice, signed by the person or persons entitled to said notice, whether before or after the time stated therein or the meeting or action to which such notice relates, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

6.3.                            Conflict of Interest.  No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorized the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if:  (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Company entitled to vote thereon, and the contract or transaction as specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

6.4.                            Voting of Securities owned by the Company.  Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by the Company may be voted in person at any meeting of security holders of such other corporation by the President of the Company if he or she is present at such meeting, or in his or her absence by the Treasurer of the Company if he or she is present at such meeting, and (ii) whenever, in the judgment of the President, it is desirable for the Company to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Company, such proxy or consent shall be executed in the name of the Company by the President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer may execute such proxy or consent.  Any person or persons designated in the manner above stated as the proxy or proxies of the Company shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Company the same as such shares or other securities might be voted by the Company.

Article VII.  — Indemnification.

7.1.                            Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of being or having been a director or officer of the Company or serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto) (as used in this Article 7, the “Delaware Law”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the Indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Section 7.2 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.  The right to indemnification conferred in this Article 7 shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Delaware Law so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article 7 or otherwise.

7.2.                            Right of Indemnitee to Bring Suit.  If a claim under Section 7.1 hereof is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law.  In addition, any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law.  Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article 7 or otherwise shall be on the Company.

7.3.                            Non-Exclusivity of Rights.  The rights to indemnification and to the Advancement of Expenses conferred in this Article 7 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, by law, agreement, vote of stockholders or disinterested directors or otherwise.

7.4.                            Insurance.  The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article 7 or under the Delaware Law.

7.5.                            Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Article 7 with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

7.6.                            Merger or Consolidation.  For purposes of this Article 7, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 7 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

7.7.                            Savings Clause.  If this Article 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Article 7 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article 7 to the fullest extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VIII.  — Amendments.

8.1.                            Amendments.  Subject always to any limitations imposed by the Company’s Certificate of Incorporation, these By-laws and any amendment thereof may be altered, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board of Directors, provided in the case of any special meeting at which all of the members of the Board of Directors are not present, that the notice of such meeting shall have stated that the amendment of these By-laws was one of the purposes of the meeting; but these By-laws and any amendment thereof, including the By-

laws adopted by the Board of Directors, may be altered, amended or repealed and other By-laws may be adopted by the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of capital stock of the Company entitled to vote in the election of directors or class of directors, voting together as a single class, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into on April 21, 2022, by and among LMF Acquisition Opportunities, Inc., a Delaware corporation (the “Company”), and the undersigned parties listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)).

RECITALS

WHEREAS, LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”) is a party to a Registration Rights Agreement (the “Initial Agreement”), dated as of January 25, 2021, by and among the Sponsor, the Company and Maxim Partners LLC (“Maxim”), pursuant to which the Company provided the Sponsor and Maxim with certain rights relating to the registration of certain securities of the Company, including the Founder Shares (as defined herein), the Private Placement Warrants (as defined herein) and the Issuance Shares (as defined herein);

WHEREAS, prior to the initial public offering (the “IPO”) of the Company, the Sponsor owned shares (together with any shares of Class B Common Stock received pursuant to any stock dividends, the “Founder Shares”) of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) on the terms provided in the Company’s amended and restated certificate of incorporation (the “Pre-Merger COI”);

WHEREAS, the Sponsor purchased an aggregate of 5,738,000 warrants exercisable for one share of Class A Common Stock (the “Private Placement Warrants”) in a private placement that was completed simultaneously with the consummation of the IPO;

WHEREAS, the Company issued an aggregate of 103,500 shares of Class A Common Stock (the “Issuance Shares”) to Maxim in connection with its intial public offering and pursuant to that certain Underwriting Agreement dated as of January 25, 2021 by and between the Company and Maxim, as representative of the several underwriters;

WHEREAS, in connection with the IPO, the Company entered into a warrant agreement, dated as of January 25, 2021, pursuant to which the Company agreed to use its best efforts to file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement for the registration, under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time, the “Securities Act”), of the shares of Class A Common Stock issuable upon exercise of the warrants issued to the public investors in the IPO (the “Public Warrant”) and the 5,738,000 shares of Class A Common Stock issuable under the Private Placement Warrants;

WHEREAS, reference is made to that certain Agreement and Plan of Merger, by and among the Company, SeaStar Medical, Inc., a Delaware corporation (“SeaStar”) and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of the Company, dated April 21, 2022 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into SeaStar, with SeaStar continuing as the surviving corporation (the “Merger”);

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement and the other Transaction Agreements, the Company, SeaStar and the Sponsor have agreed to amend and restate the Initial Agreement in order to provide rights relating to the registration of shares of Common Stock issued or issuable to the holders of equity interests of the Company or SeaStar pursuant to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby;

WHEREAS, at the Effective Time, all shares of Class B Common Stock will automatically convert into shares of Class A Common Stock in accordance with the Pre-Merger COI and the Merger Agreement and, pursuant to the amended and restated certificate of incorporation of the Company to be filed with the certificate of merger, subject to obtaining the approval of the Acquiror Stockholder Matters, shares of Class A Common Stock and Class B Common Stock will be reclassified as common stock following the Effective Time;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, the Company will issue to the stockholders of SeaStar (collectively, the “SeaStar Holders”) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) as consideration in the Merger (the “Merger Shares”);

WHEREAS, pursuant to Section 5.5 of the Initial Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of holders of at least a majority in interest of the Registrable Securities at the time in question; and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in order to provide the Investors with certain rights relating to the registration of the Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A.The Initial Agreement is hereby amended in its entirety and restated herein. Upon the execution of this Agreement, all provisions of, rights granted and covenants made in the Initial Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Merger Agreement.

SECTION 1
Definitions

1.1Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)“Agreement” has the meaning set forth in the Preamble.

(b)“Affiliate” of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity.  As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).

(c)“Class A Common Stock” has the meaning set forth in the Recitals.

(d)“Class B Common Stock” has the meaning set forth in the Recitals.

(e)“Closing” means the closing of the transactions contemplated under the Merger Agreement.

(f)“Commission” has the meaning set forth in the Recitals.

(g)“Company” has the meaning set forth in the Preamble.

(h)“DGCL” means the General Corporation Law of the State of Delaware, as amended.

(i)“Dollars” or “$” means the currency of the United States of America.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

(k)“FINRA” has the meaning set forth in Section 2.4(q).

(l)“Founder Shares” has the meaning set forth in the Recitals.

(m)“Holder” means an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 or Section 2.13 of this Agreement.

(n)“Indemnified Party” has the meaning set forth in Section 2.7(c).

(o)“Indemnifying Party” has the meaning set forth in Section 2.7(c).

(p)“Initial Agreement” has the meaning set forth in the Recitals.

(q)“Initiating Holders” means either (i) any Holder or Holders who, in the aggregate, hold not less than a majority of the Registrable Securities issued to the Sponsor or (ii) any Holder or Holders who in the aggregate, hold not less than twenty percent (20%) of the Merger Shares that constitute Registrable Securities.

(r)“Investors” has the meaning set forth in the Preamble and which shall also include Maxim Partners LLC.

(s)“IPO” has the meaning set forth in the Recitals.

(t)“Issuance Shares” has the meaning set forth in the Recitals.

(u)“Merger” has the meaning set forth in the Recitals.

(v)“Merger Agreement” has the meaning set forth in the Recitals.

(w)“Merger Shares” has the meaning set forth in the Recitals.

(x)“Merger Sub” has the meaning set forth in the Recitals.

(y)“Other Selling Stockholders” means persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(z)“Other Shares” means securities of the Company, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(aa)“Pre-Merger COI” has the meaning set forth in the Recitals.

(bb)“Private Placement Warrants” has the meaning set forth in the Recitals.

(cc)“Public Warrants” has the meaning set forth in the Recitals.

(dd)“Qualified Holder” means each Holder whose Registrable Securities have a market value of at least $1,000,000 based on the average closing price of the Common Stock for the ten (10) days ending on the trading day prior to the date on which notice is sent pursuant to Section 2.2(a)(i).

(ee)The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(ff)“Registrable Securities” means shares of Common Stock issued or issuable to the Investors pursuant to the Merger Agreement, including without limitation any (i) Merger Shares, (ii) Private Placement Warrants and shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants) held by the Sponsor immediately after the Closing of the Merger (including without limitation, giving effect to the conversion of shares of Class B Common Stock into Class A Common Stock and the reclassification of Class A Common Stock into Common Stock) and (iii) the Issuance Shares. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and any subsequent sale, transfer or distribution of them does not require registration under the Securities Act; (c) such securities have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without public information requirements or volume limitations.

(gg)“Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Stock is then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, two (2) counsels for the Holders, one selected by Holders holding a majority of the Registrable Securities initially issued to the Sponsor and one selected by Holders holding a majority of the Merger Shares that are Registrable Securities, up to a maximum of $50,000 total per counsel, blue sky fees and expenses (including reasonable fees and disbursements of counsels for the Holders in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(hh)“Representatives” means, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other person associated with, or acting on behalf of, such person.

(ii)“Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

(jj)“Restricted Securities” means any Registrable Securities that are required to bear a legend restricting transfer or are otherwise prohibited from being sold, transferred or distributed without registration under the Securities Act.

(kk)“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ll)“Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(mm)“SeaStar” has the meaning set forth in the Recitals.

(nn)“SeaStar Holders” has the meaning set forth in the Recitals.

(oo)“SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the Staff and (ii) the Securities Act and the rules and regulations thereunder.

(pp)“Securities Act” has the meaning set forth in the Recitals.

(qq)“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the Sponsor and to the Holders of Merger Shares included in Registration Expenses).

(rr)“Staff” means the staff of the Division of Corporation Finance of the Commission.

(ss)“Suspension Notice” has the meaning set forth in Section 2.1(f).

(tt)“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(uu)“Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement.

SECTION 2
Registration Rights

2.1Registration

(a)Registration Requirements.  The Company shall, not later than thirty (30) days after the Closing, prepare and file with the Commission a registration statement on Form S-1, or Form S-3 if such registration statement form is available to the Company, and take all such other actions as are necessary to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the registration statement, the “Resale Shelf Registration Statement”).  The Company shall use its commercially reasonable efforts to cause the Commission to declare the Resale Shelf Registration Statement effective as soon as possible thereafter, and to remain effective and the prospectus contained therein current until all Holders cease to hold Registrable Securities.  The Resale Shelf Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Holders, and shall comply with the relevant provisions of the Securities Act and Exchange Act.

(b)Request for Underwritten Takedowns.  The Holders that qualify as Initiating Holders will be entitled to Underwritten Takedowns with respect to their Registrable Securities in accordance with this Section 2.1.  If the Company shall receive from any Initiating Holder a written request signed by such Initiating Holder that the Company effect any Underwritten Takedown with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holder), the Company will:

(i)promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed Underwritten Takedown to all other Qualified Holders; and

(ii)as soon as practicable, use its reasonable best efforts to cause the Commission to declare such Underwritten Takedown effective within ninety (90) days thereafter (including, without limitation, filing post-effective amendments, one or more prospectus supplements, appropriate qualifications under any applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit and facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.

(c)Limitations on Underwritten Takedowns. The Company shall not be obligated to effect any Underwritten Takedown pursuant to this Section 2.1:

(i)If the Initiating Holder, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Takedown, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $5,000,000;

(ii)In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii)If the Company has effected two (2) such Underwritten Takedowns in any given twelve (12) month period;

(iv)If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.2;

(v)If the Initiating Holder does not request that such offering be firmly underwritten by underwriters selected by the Initiating Holder (subject to the consent of the Company); or

(vi)If the Company and the Initiating Holder are unable to obtain the commitment of the underwriter described in clause (v) above to firmly underwrite the offer.

(d)Other Shares.  Any Underwritten Takedown may, subject to the provisions of Section 2.1(f), include Other Shares, and may include securities of the Company being sold for the account of the Company, provided that, any Other Shares or securities of the Company to be included in an Underwritten Takedown must be the subject of an effective shelf registration statement at the time the Company receives the request for an Underwritten Takedown from the Initiating Holder.

(e)Underwriting; Cutback.  If the Company requests inclusion in any Underwritten Takedown of securities to be sold for its own account, or if other persons request inclusion of Other Shares in any Underwritten Takedown, the Initiating Holder shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the applicable provisions of this Section 2.  The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the Holders that qualify as Initiating Holders.  No Holder (or its permitted transferee or assignee under Section 2.11 or Section 2.13) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.1, if the underwriters, in good faith, advise the Initiating Holder in writing that marketing factors require a limitation on the number of securities of the Company to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among Initiating Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Initiating Holders (determined based on the aggregate number of Registrable Securities held by each such Initiating Holder), provided that not less than 20% of the allocation in this clause (i) shall be for the Sponsor or its permitted transferees under Section 2.11 or Section 2.13; (ii) second, among all other Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder); (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other Holders or employees of the Company, and (iv) fourth, to any Other Selling Stockholders requesting to include Other Shares in such Underwritten Takedown.

If a person who has requested inclusion in such Underwritten Takedown as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company, the underwriter or the Initiating Holders, and the securities so excluded shall also be withdrawn from the Underwritten Takedown.  If securities are so withdrawn from the Underwritten Takedown and if the number of shares to be included in such Underwritten Takedown was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the Underwritten Takedown the right to include additional Registrable Securities in the offering in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

(f)Deferral; Suspension. Notwithstanding anything in this Agreement to the contrary, if the Company furnishes to the Holders a certificate (the “Suspension Notice”) signed by an executive officer of the Company stating that, in the good faith judgment of the Company’s Board of Directors, effecting a registration (whether by the filing of a registration statement or by taking any other action) or the offering or disposition of Registrable Securities thereunder (including, for the avoidance of doubt, through an Underwritten Takedown) should be postponed or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a pending material acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material non-public information that the Company has a material bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then by delivery of the Suspension Notice to the Holders, then (in addition to the limitations set forth in Section 2.1(c) of this Agreement) the Company may so postpone effecting a registration or require the Holders to refrain from offering or disposing of Registrable Securities for a period of not more than sixty (60) days, and, provided further, that the Company shall not suspend usage of a registration statement in this manner more than once in any twelve (12) month period.

2.2Company Registration

(a)Company Registration/Underwritten Offering.  If the Company determines to (1) register any of its securities either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing) during a period in which a Resale Shelf Registration Statement covering a Holder’s Registrable Securities is not then effective, other than: a registration pursuant to Section 2.1; a registration relating to the shares of Common Stock underlying the Public Warrants; a registration relating solely to employee benefit plans; a registration relating to the offer and sale of non-convertible debt securities; a registration relating to a corporate reorganization or other Rule 145 transaction; or a registration on any registration form that does not permit secondary sales, or (2) effect an underwritten public offering of securities, either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing), the Company will:

(i)promptly give written notice (in any event not later than ten (10) days prior to the filing of the registration statement or preliminary prospectus to which such offering relates) of the proposed registration or offering, as applicable, to all Holders; and

(ii)use its reasonable best efforts to include in such registration or offering, as applicable, and any related qualification under blue sky laws or other compliance, except as set forth in Section 2.2(b), and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within five (5) days after receipt of such written notice from the Company.  Such written request may specify all or a part of a Holder’s Registrable Securities; provided however, that notwithstanding anything to the contrary herein, only Qualified Holders shall be entitled to notice of and to participate in underwritten public offerings contemplated by clause (ii) of this Section 2.2(a).

(b)Underwriting; Cutback.  If the registration or offering of which the Company gives notice is for an underwritten public offering, the Company shall so advise the Qualified Holders who have elected to participate (and include the names of the proposed underwriters) as a part of the written notice given pursuant to Section 2.2(a)(2)(i).  All Qualified Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. No Qualified Holder (or its permitted transferee or assignee under Section 2.11 or Section 2.13) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Qualified Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.2, if the underwriters in good faith advise the Company and the Qualified Holders of Registrable Securities participating in the offering in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting.  The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (1) if the underwritten offering is for the Company’s account, (m) first, to the Company; (n) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (o) third, to the Other Selling Stockholders, if any, requesting to include Other Shares in such underwritten offering pursuant to piggyback rights and (2) if the underwritten offering is for the account of Other Selling Stockholders, then (x) first, to the Other Selling Stockholders, (y) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (z) third, to the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company and the underwriter.  Any Registrable Securities or Other Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration.  Notwithstanding anything to the contrary, the Company shall be responsible for the Registration Expenses prior to any such withdrawal.

(c)Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d)Limitations. The Company shall not be obligated to effect any registrations pursuant to this Section 2.2:

(i)After the Company has initiated five (5) such Underwritten Takedowns pursuant to this Section 2.2 (counting for these purposes only (x) registrations in which Registrable Securities are not excluded or reduced pursuant to Section 2.2(b) and which have been declared or ordered effective and pursuant to which securities have been sold, and (y) withdrawn registrations);

(ii)If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.1;

(iii)If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by such Initiating Holders (subject to the consent of the Company); or

(iv)If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (iii) above to firmly underwrite the offer.

2.3Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.2 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders and the holders of any Other Shares shall be borne by the Holders and any holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.

2.4Registration Procedures. In the case of each registration of Registrable Securities pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its sole expense, the Company will:

(a)Prepare each registration statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such registration statement, any prospectus or any amendments or supplements thereto, furnish to the Holders of the Registrable Securities copies of all documents prepared to be filed, which documents shall be subject to the review of such Holders and their respective counsel;

(b)As soon as reasonably practicable, file with the Commission the registration statement relating to the Registrable Securities, including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement(s) to become effective under the Securities Act as soon as practicable;

(c)Prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be requested by the Holders or any underwriter of Registrable Securities or as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d)Notify the participating Holders of Registrable Securities, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, prospectus or for additional information (whether before or after the effective date of the registration statement), (c) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e)Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder (or its counsel) from time to time may reasonably request;

(f)Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;

(g)Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such registration statement and prospectus, so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a registration statement, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to sell any Registrable Securities pursuant to such registration statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(h)Use its reasonable best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any registration statement (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);

(i)Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j)if requested, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;

(k)Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(l)In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 or 2.2, enter into and perform its obligations under an underwriting agreement in form reasonably necessary to effect the offer and sale of the Registrable Securities subject to such underwriting, provided, that such underwriting agreement contains reasonable and customary provisions;

(m)Furnish to each Holder of Registrable Securities included in such registration statement a signed counterpart, addressed to such Holder, of (1) any opinion of counsel to the Company delivered to any underwriter dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the applicable underwriting agreement, in customary form, scope, and substance, at a minimum to the effect that the registration statement has been declared effective and that no stop order is in effect, which counsel and opinions shall be reasonably satisfactory to the Holders and their respective counsel and (2) any comfort letter from the Company’s independent public accountants delivered to any underwriter in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request. If no legal opinion is delivered to any underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration statement, at any time that such Holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect and any other matters as the Holders or underwriter may reasonably request and as are customarily included;

(n)Promptly identify to the selling Holders any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, make available for inspection by the selling Holders all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(o)Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential stockholders;

(p)Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) as soon as reasonably practicable after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(q)Reasonably cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its reasonable best efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any registration statement;

(r)In the event of any underwritten public offering of Registrable Securities, use its reasonable best efforts to make available senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(s)Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(t)Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

2.5Price and Underwriting Discounts. In the case of an underwritten offering requested by Holders pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the participating Holders holding a majority of the Registrable Securities. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.2 after being advised of such price, discount and other terms.

2.6“Market Stand-Off” Agreement. The Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any

Underwritten Takedown. Each of the Holders that is a director or officer of the Company or that owns more than five percent (5%) of the Company’s Common Stock also shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Takedown, but only to the extent as is required generally of any executive officers, directors or five percent (5%) or greater stockholder by such managing underwriter.

2.7Indemnification.

(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act) such Persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all reasonable out-of-pocket expenses, claims, judgments, suits, costs, penalties, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s Representatives, any person or entity controlling such Holder, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

(b)To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, and each of their respective Representatives, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Holder and relating to action or inaction required of the Holder in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought  (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party has failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person).  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  No Holder will be required under this Section 2.7(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.  No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

2.8Information by Holder.  Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

(a)Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b)File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration. The Company further covenants that it shall take such further action as any Holder may reasonably request to enable such Holder to sell from time to time shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing at the Company’s expense any legal opinions.

2.10No Inconsistent Agreements.  The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof. Unless the Company receives the consent of each of (i) the Holders holding a majority of the Registrable Securities issued to the Sponsor and (ii) the Holders holding a majority of the Merger Shares that are Registrable Securities, the Company shall not enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof.

2.11Transfer or Assignment of Rights.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities; provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

2.12Lock-up Period.

(a)The Sponsor agrees that it shall not Transfer Founder Shares (or shares of Common Stock issuable upon conversion thereof) held by the Sponsor until the date that is the earlier of (1) the twelve month anniversary of the Closing and (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger. Sponsor agrees that it shall not Transfer Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until 30 days after the Closing. This Section 2.12(a) shall supersede and replace the transfer restrictions in the Letter Agreement, dated January 25, 2021, among the Company, LMFAO Sponsor, LLC and certain directors and officers of the Company.

(b)The Holders of Merger Shares agree that they shall not Transfer any of the Merger Shares held by the Holders until the date that is the earlier of (1) the twelve month anniversary of the Closing and (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger.

(c)Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), Transfers of the Founder Shares, Private Placement Warrants, Merger Shares, shares of Common Stock and shares of Common Stock issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor, Maxim, any Holder of Merger Shares or any of their permitted transferees (that have complied with this Section 2.12(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members of the Sponsor, any affiliate of the Sponsor or any member of the managing member of the Sponsor; (b) in the case of a Holder that is an entity, to the equityholders of such Holder; (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfers made in connection with the consummation of the Merger at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of the Merger; (h) by virtue of the laws of the State of Florida or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Merger; provided, however, that in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

(d)Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), in the event that the Company grants a release to any Investor from the lock-up restrictions set forth in this Section 2.12, the Company shall promptly provide the other Investors with notice thereof and the same percentage of each of the other Investor’s Common Stock shall be immediately and fully released on the same terms from any remaining lock-up restrictions set forth herein.

2.13Distributions; Direct Ownership.

(a)In the event that the Sponsor distributes all of its Registrable Securities to its members, including to the members of the managing member of the Sponsor, the members of the Sponsor or members of the managing member of the Sponsor, shall be treated as the Sponsor under this Agreement; provided that such members of the Sponsor or members of the managing member of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(b)Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor or members of the managing member of the Sponsor hold any Registrable Securities directly, the members of the Sponsor or members of the managing member of the Sponsor shall be treated as the Sponsor under this Agreement; provided that the members of the Sponsor or members of the managing member of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(c)In the event that an Investor that holds Merger Shares distributes all of its Registrable Securities to its members, such distributees shall be treated as an Investor under this Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on an Investor, as if such Investor remained a single party to this Agreement.

(d)To the extent that a distribution for purposes of this Section 2.13 occurs prior to the conclusion of any applicable lock-up period pursuant to Section 2.12 applicable to the Sponsor or an Investor, distributees shall be be treated as the Sponsor or Investor, as the case may be, and be subject to any remaining period of the lock-up period applicable to the Sponsor or Investor, as the case may be.

SECTION 3
Miscellaneous

3.1Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities issued to the Sponsor and (iii) the Holders holding a majority of the Merger Shares that are Registrable Securities; provided, however, that if any amendment, waiver, discharge, or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge, or termination.  Persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder.

Any amendment, waiver, discharge, or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.

3.2Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service at the following addresses:

(a)if to an Investor, to such Investor’s address or electronic mail address as shown on Exhibit A, as may be updated in accordance with the provisions hereof.

(b)if to any Holder other than an Investor, to such address or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c)If to the Company pre-Closing:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street

Suite 100

Tampa, FL 33606

Attention: Bruce M. Rodgers

Richard Russell

Email: bruce@lmfunding.com

rrussell@lmfunding.com

If to the Company post-Closing:

SeaStar Medical Holding Corpoation

3513 Brighton Blvd., Suite 410

Denver, CO 80216

Attn: Eric Scholorff

Email: Eric@seastarmed.com

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

140 Page Mill Road

Palo Alto, CA 94304

Att: Albert Lung, Partner

Email: albert.lung@morganlewis.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if via electronic mail (to a Holder only), on the date of transmission.

3.3Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

3.4Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

3.5Entire Agreement.  This Agreement, the Merger Agreement, and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

3.6Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7Remedies.  Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

3.8Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

3.9Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.11Electronic Execution and Delivery.  A facsimile, portable document format (“.PDF”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, .PDF, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, .PDF, or other reproduction hereof.

3.12Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.13Attorneys’ Fees.  If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.14Aggregation of Stock.  All securities held or acquired by affiliated entities of or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

3.15Waiver of Jury Trial; Consent to Jurisdiction

3.16.  Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:

LMF ACQUISITION OPPORTUNITIES, INC.

By:	Name: Bruce M. Rodgers Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS: LMFAO SPONSOR, LLC By: Name: Bruce M. Rodgers Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:
Dow Employees’ Pension Plan Trust By: Name: Title:
Union Carbide Employee Pension Plan Trust By: Name: Title:
Rick Barnett By:
Ray Chow By:
Allan Collins By:

David Humes By:

Andres Lobo By:
Eric Schlorff By:
Kenneth Van Heel By:
Caryl Baron By:

Exhibit F

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [•], 2022 (the “Effective Time”), by and among SeaStar Medical Holding Corporation, a Delaware corporation (f/k/a LMF Acquisition Opportunities, Inc.) (the “Company”) and LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”).  Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the merger and other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of April 21, 2022, by and among the Company, LMF Merger Sub, Inc., a Delaware corporation and SeaStar Medical, Inc., a Delaware corporation;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “LMF Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the LMF Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article 1

NOMINATION RIGHT

Section 1.01.Board Nomination Right.

(a)From the Effective Time until the termination of this Agreement in accordance with Section 2.01, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by the stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, two (2) individuals, to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.01(a) and such two individuals shall be Bruce M. Rodgers and Richard Russell (a “Nominee” and, collectively, the “Nominees”)).  The Sponsor shall have the right to appoint or nominate another individual other than the Bruce M. Rodgers and Richard Russell pursuant to this Agreement only if the Board, by a majority vote, approves such appointment or nomination, and upon such approval, such individual shall be deemed a “Nominee” under this Agreement.

(b)The Company shall take all necessary actions within its control, including, but not limited to, calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time, in each case, as Class II directors (as defined in the Company’s Organizational Documents, each a “Class II Director”).

(c)From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) (“Necessary Action”) to ensure that:  (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Class II Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Class II Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of Class II Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of Class II Directors.

(d)If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate an individual for election or appointment as a director pursuant to Section 1.01(a), be entitled to designate for election or appointment as a director such person’s successor in accordance with this Agreement and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement director designated by the Sponsor as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board).

(e)Notwithstanding any of this Section 1.01 to the contrary, the election or appointment of any Nominee to the Board shall be subject to the prior execution by such Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f)The Company shall indemnify the Nominees who are appointed or elected as Class II Directors on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to such Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.

(g)Nominees who are appointed or elected as Class II Directors shall be entitled to compensation (including equity awards) and the reimbursement of expenses that is consistent with the compensation received and the expenses reimbursed by other non-employee directors of the Company.

(h)Notwithstanding the provisions of this Section 1.01, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Nominating and Corporate Governance Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company.  In such an event, subject to the last sentence of Section 1(a), the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

Article 2

MISCELLANEOUS

Section 2.01.Termination.  This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the date immediately following the meeting of stockholders of the Company where Class II directors are elected and that takes place after the Effective Time.

Section 2.02.Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.

Section 2.03.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04.Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly (including by operation of law), by any party without the prior written consent of the other parties. Notwithstanding any of the foregoing, the Sponsor may assign its rights and obligations hereunder, without the prior consent of the other parties, to (i) an Affiliate transferee, in connection with a transfer by the Sponsor of shares of the Company’s Common Stock to one of the Sponsor’s Affiliates or (ii) Bruce M. Rodgers, Richard Russell or any of their respective designees.

Section 2.05.No Third Party Beneficiaries.  This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms of this Agreement.

Section 2.06.Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.  Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07.Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.08.Jurisdiction; WAIVER OF TRIAL BY JURY.  Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.08.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.09.Specific Performance.  The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore.  Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11.Amendment.  This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12.Rights Cumulative.  Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13.Further Assurances.  Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14.Enforcement.  Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15.Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SEASTAR MEDICAL HOLDING CORPORATION

By:
Name:
Title:

LMFAO SPONSOR, LLC

By:
Name:
Title:

Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__], 20[__]

SeaStar Medical Holding Corporation
3513 Brighton Blvd., Suite 410
Denver, CO 80216
Attn: Eric Schlorff

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.01(e) of the Director Nomination Agreement, dated as of [•], 2022 (the “Agreement”), by and between SeaStar Medical Holding Corporation (the “Company”) and the Sponsor (as defined in the Agreement).  If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Nominee]

EXHIBIT G

CERTIFICATE OF MERGER

OF

LMF MERGER SUB, INC.

WITH AND INTO

SEASTAR MEDICAL, INC.

[         ], 2022

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, SeaStar Medical, Inc., a Delaware corporation (the “Company”), in connection with the merger of LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (each, a “Constituent Corporation”) are as follows:

Name	State of Incorporation
SeaStar Medical, Inc.	Delaware
LMF Merger Sub, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of April 21, 2022, by and among, the Company, LMF Acquisition Opportunities, Inc., a Delaware corporation (“Parent”), and Merger Sub, a wholly-owned subsidiary of Parent (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD: The Company is the surviving entity of the Merger (the “Surviving Company”) and the name of the Surviving Company shall be “SeaStar Medical, Inc.”

FOURTH: The certificate of incorporation of the Company shall be amended and restated in its entirety at the effective time of the Merger to read as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Company, the address of which is 3513 Brighton Blvd., Suite 410, Denver, CO 80216.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH:  The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

*   *   *   *

In Witness Whereof, the undersigned has caused this Certificate of Merger to be duly executed by an authorized officer on the date first written above.

SeaStar Medical, Inc.

By:________________________________

          Name:

          Title:

Annex A